Exhibit 2.1

EXECUTION VERSION

ACQUISITION AGREEMENT

AMONG

CARDTRONICS PLC

AND

CATALYST HOLDINGS LIMITED

Dated as of December 15, 2020

TABLE OF CONTENTS

-ii-

-iii-

-iv-

INDEX OF DEFINED TERMS

Acquisition	1
Acquisition Proposal	44
Action	17
Affiliate	81
Agreement	1
Alternative Acquisition Agreement	81
Alternative Financing	61
Alternative Financing Commitment Letter	61
Anti-Corruption Laws	81
Anti-Money Laundering Laws	81
Antitrust or Foreign Investment Law	51
Applicable Date	11
Articles of Association	8
Audited Financial Statements	13
Bankruptcy and Equity Exception	10
Benefit Plan	81
BidCo	1
BidCo Disclosure Letter	31
BidCo Group	50
BidCo Guarantee	1
BidCo Information	46
BidCo Material Adverse Effect	70
BidCo Related Party	82
BidCo Termination Fee	76
Board	1
Business Day	82
CA 2006	1
Capitalization Date	8
Card Association	82
Card Association Rules	82
CARES ACT	82
Cash Consideration	3
Certificate of Incorporation	8
Circular	82
Clearances	69
Code	18
Commitment Letters	34
Company	1
Company Affiliate Transaction	29
Company Credit Facilities	82
Company Employees	18
Company Intellectual Property	25
Company Plan	18
Company PSU	5

Company Requisite Vote	82
Company Revolving Credit Facility	82
Company RSU	4
Company Share Plans	3
Company Shareholders	1
Company Shareholders Meetings	49
Company Shares	8
Company Term Credit Facility	83
Company Termination Payment	83
Compliant	83
Confidentiality Agreement	54
Consideration	3
Continuing Employees	55
Contract	83
Contribution Agreement	2
control	83
Court	83
Court Hearing	83
Court Meeting	83
Court Order	83
Customers	31
Debt Commitment Letter	34
Debt Financing	34
Debt Financing Source Related Party	77
Debt Financing Sources	34
Debt Offer	59
Debt Offer Documents	59
Debt Offers	59
Definitive Financing Agreements	60
DOJ	50
Effective Date	2
End Date	72
Environmental Laws	28
Equity Commitment Letter	2
ERISA	18
ERISA Affiliate	84
Exchange Act	11
Excluded Information	84
Excluded Shares	84
Financial Advisor	28
Financing	34
Financing Uses	35
FLSA	20
FTC	50

-v-

GAAP	84
General Meeting	84
Government Official	84
Governmental Entity	84
Guarantors	1
Hazardous Materials	28
Hedge Counterparty	67
HSR Act	11
Indemnified Party	56
Indenture	84
Information Privacy and Security Laws	84
Intellectual Property	85
IRS	18
IT Assets	85
JV Entity	7
JV Interest	7
knowledge	85
Law	85
Leased Real Property	86
Leases	86
Licensed Intellectual Property	25
Licenses	12
Lien	86
Marketing Period	86
Material Adverse Effect	87
Material Contract	16
Maximum Liability Amount	78
Multiemployer Plan	18
Non-U.S. Company Plans	19
OFAC	30
Options	3
Owned Intellectual Property	25
Owned Real Property	88
Parties	1
Party	1
Payoff Amount	58

Permitted Liens	88
Person	89
Personal Information	89
Privacy Policies	27
Proceeding	57
Proxy Statement	25
Real Property	89
Receiving Agent	6
Recommendation	47
Related Party	89
Required Information	89
Rollover Seller	90
Sanctioned Person	90
Scheduled Court Hearing Date	71
Scheme	90
SEC	12
SEC Reports	12
Securities Act	12
Senior Notes	90
Software	90
SOX	12
subsidiaries	90
subsidiary	90
Suppliers	30
Takeover Law	29
Tax Return	25
Taxes	24
Trade Laws	30
Transaction Documents	91
Transaction Litigation	66
Union	20
Voting	91
Warrant Documentation	91
Warrants	92
Willful Breach	92

-vi-

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT, dated as of December 15, 2020 (this “Agreement”), is entered into by and between Cardtronics plc, a public limited company incorporated in England and Wales (registered no. 10057418) (the “Company”), and Catalyst Holdings Limited, a private limited company incorporated in England and Wales (registered no. 13078098) (“BidCo” and, together with the Company, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties each desire the acquisition of the Company by BidCo (the “Acquisition”) and, subject to the terms and conditions set forth in this Agreement, have authorized the execution and delivery hereof;

WHEREAS, the board of directors of the Company (the “Board”): (i) has determined that it is in the best interests of the Company and the shareholders of the Company (the “Company Shareholders”) for the Company to enter into this Agreement and the transactions contemplated herein (including the Acquisition) in accordance with the UK Companies Act 2006 (“CA 2006”); (ii) has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Acquisition); and (iii) intends to recommend the Acquisition to the Company Shareholders;

WHEREAS, the board of directors of BidCo: (i) has determined that it is in the best interests of BidCo and its shareholder for BidCo to enter into this Agreement and the transactions contemplated herein (including the Acquisition) in accordance with CA 2006; and (ii) has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Acquisition);

WHEREAS, the Parties have agreed that the Acquisition will be implemented by means of the Scheme;

WHEREAS, the Scheme will result in BidCo acquiring the entire issued and to be issued share capital of the Company (other than the Excluded Shares);

WHEREAS, each director on the Board has entered into an irrevocable undertaking to vote (or, where applicable, cause to vote) in favor of the resolutions relating to the Acquisition at the Court Meeting and the General Meeting;

WHEREAS, the Rollover Seller has entered into an irrevocable undertaking to vote (or, where applicable, cause to vote) in favor of the resolutions relating to the Acquisition at the General Meeting to the extent entitled to do so;

WHEREAS, concurrently with the execution of this Agreement, Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners IX, L.P. and Apollo Overseas Partners (Lux) IX, SCSP (collectively, the “Guarantors”) have entered into a limited guarantee, dated as of the date hereof, on the terms and subject to the conditions set forth therein, guaranteeing certain of BidCo’s obligations under this Agreement (the “BidCo Guarantee”);

WHEREAS, concurrently with the execution of this Agreement, the Guarantors have entered into an equity commitment letter, dated as of the date of this Agreement with BidCo (including all exhibits, schedules and annexes thereto, the “Equity Commitment Letter”);

WHEREAS, the Rollover Seller is entering into, concurrently with the execution and delivery of this Agreement, a contribution agreement (the “Contribution Agreement”) with BidCo pursuant to which, on the Effective Date, and subject to the terms and conditions contained in the Contribution Agreement, the Rollover Seller will contribute to BidCo or its designee(s) a number of Company Shares in exchange for a certain number of equity interests in BidCo or its Affiliate(s); and

WHEREAS, the Parties have agreed to take certain steps to implement the Acquisition and wish to enter into this Agreement to record their respective obligations relating to such matters;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I

THE ACQUISITION

Section 1.1                 The Acquisition. Subject to the terms and conditions set forth in this Agreement, the approval by the Company Shareholders at the Court Meeting and the General Meeting, and the sanction of the Scheme by the Court, upon the delivery of a copy of the Court Order to the Registrar of Companies on the Effective Date, BidCo shall acquire the Company pursuant to the Scheme. The Acquisition shall have the effects set forth in this Agreement and specified in Part 26 of CA 2006 and shall result in the acquisition by BidCo of the entire issued and to be issued share capital of the Company, other than the Excluded Shares, by way of the Scheme. Subject to the provisions of this Agreement, the Company shall use its reasonable best efforts to implement the Scheme in accordance with the terms of this Agreement, and to consult with BidCo in relation to such implementation. Except as otherwise permitted by this Agreement, the Company shall not, and shall cause each of its subsidiaries or Representatives not to knowingly take any action that would reasonably be expected to result in the Acquisition being frustrated or in Company Shareholders being denied the opportunity to decide on its merits.

Section 1.2                 Effective Date. Subject to the provisions of this Agreement, two (2) Business Days after the date the Court sanctions the Scheme, or such other time as the Parties may agree in writing, the Company will deliver, or cause to be delivered, a copy of the Court Order to the Registrar of Companies and the Acquisition shall become effective at the time when the Court Order has been so delivered (the “Effective Date”).

Section 1.3                 Directors, Officers and Actions of the Board.

(a)          On the Effective Date, the Company shall deliver resignation letters (subject to the Scheme becoming effective in accordance with its terms) in the agreed form from the directors and/or secretary (if any) of the Company and its applicable subsidiaries, identified by BidCo to the Company in writing at least five (5) Business Days prior to the Effective Date.

(b)          At or prior to the Effective Date (subject to the Effective Date taking place), the Company shall cause that at a duly convened meeting of the Board (or a duly appointed committee thereof) it will be resolved that:

(i)            the Acquisition and the Scheme will be approved for registration in the Company’s shareholder and other statutory registers;

(ii)           any resignations pursuant to Section 1.3(a) will be approved;

(iii)          any appointments of directors and/or secretary (if any) to the boards of the Company or its applicable subsidiaries, effective as of the Effective Date, identified by BidCo to the Company in writing at least five (5) Business Days prior to the Effective Date, will be approved; and

(iv)          the disposition of any Company Shares (including derivative securities) pursuant to the Acquisition by each individual who is subject to Section 16 as an officer or director of the Company under the Exchange Act will be exempt under Rule 16b-3 promulgated under the Exchange Act to the fullest extent available, as reasonably required under applicable Law.

Article II

EFFECT OF THE ACQUISITION ON THE SHARE CAPITAL
OF THE COMPANY

Section 2.1                 Acquisition Consideration. BidCo hereby covenants that, in accordance with the terms and conditions of the Scheme: (i) on or prior to the Effective Date, BidCo shall deposit, or shall cause to be deposited, with the Receiving Agent (as defined below) for the benefit of the Company Shareholders a cash amount in immediately available funds equal to $35.00 in cash per share subject to the Scheme (being all Company Shares minus the Excluded Shares) (the “Consideration”); provided that BidCo and the Company shall work together to utilize available cash of the Company and its subsidiaries to fund a portion of the Consideration to be deposited with the Receiving Agent; and (ii) after the Effective Date, BidCo shall cause, subject to and in accordance with Section 2.2, the payment by the Company of all amounts payable to holders of awards pursuant to Section 2.2 (the amounts set forth in the foregoing clauses (i) and (ii) together, in the aggregate, the “Cash Consideration”).

Section 2.2                 Treatment of Options, Company RSUs and Company PSUs.

(a)          Options. Immediately prior to the Effective Date, each then-outstanding option to purchase Company Shares (each, an “Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Share Plans”) prior to calendar year 2021, whether or not vested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, and the Company shall pay to each former holder of any such Option an amount in cash equal to the product of (i) the excess, if any, of the Consideration over the applicable exercise price per Company Share of such Option and (ii) the number of Company Shares subject to such Option, payable (without any crediting of interest for the period from the Effective Date through the date of payment) as soon as reasonably practicable (but no later than the first payroll date) after the Effective Date. Each Option outstanding immediately prior to the Effective Date that was granted in calendar year 2021 (the “2021 Option”) shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (the “Option Cash Out Award”) equal to the product of (i) the excess, if any, of the Consideration over the applicable exercise price per Company Share of such 2021 Option and (ii) the number of Company Shares subject to such 2021 Option, payable (without any crediting of interest for the period from the Effective Date through the date of payment) as soon as reasonably practicable (but no later than the first payroll date) after each date that such 2021 Option would have otherwise vested and become exercisable in accordance with its terms but only if such conditions to vesting are satisfied prior to each such vesting date; provided, that if the employment or service of the grantee of such Option Cash Out Award is terminated prior to any vesting date by BidCo or one of its Affiliates without Cause or as a result of death or Disability (each as defined in the award agreement pursuant to which the 2021 Option was granted, which definitions shall be the same as the definitions in the Option award agreements evidencing the grants made in calendar year 2020), then the Option Cash Out Award shall fully vest as of the date of such termination of employment or service and be paid within thirty days following such termination. For the avoidance of doubt, any Option which has a per Company Share exercise price that is greater than or equal to the Consideration shall be cancelled on the Effective Date for no consideration or payment.

(b)          Immediately prior to the Effective Date, each then-outstanding award for restricted stock units with respect to Company Shares that vests solely based on the passage of time (each, a “Company RSU”) granted under any Company Share Plan prior to calendar year 2021, whether or not vested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, and the Company shall pay to each former holder of any such award of Company RSUs an amount in cash equal to the product of (i) the Consideration and (ii) the number of Company Shares subject to such Company RSU award, payable (without any crediting of interest for the period from the Effective Date through the date of payment) as soon as reasonably practicable (but no later than the first payroll date) after the Effective Date (or at such later date as required under Section 409A of the Code). Each award of Company RSUs outstanding immediately prior to the Effective Date that was granted in calendar year 2021 (the “2021 Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (the “RSU Cash Out Award”) equal to the product of (i) the Consideration and (ii) the number of Company Shares subject to such award of 2021 Company RSUs, payable (without any crediting of interest for the period from the Effective Date through the date of payment) as soon as reasonably practicable (but no later than the first payroll date) after each date that such 2021 Company RSU would have otherwise vested in accordance with its terms but only if such conditions to vesting are satisfied prior to each such vesting date; provided, that if the employment or service of the grantee of such RSU Cash Out Award is terminated prior to any vesting date by BidCo or one of its Affiliates without Cause or as a result of death or Disability (each as defined in the award agreement pursuant to which the 2021 Company RSU was granted, which definitions shall be the same as the definitions in the Company RSU award agreements evidencing the grants made in calendar year 2020), then the RSU Cash Out Award shall fully vest as of the date of such termination of employment or service and be paid within thirty (30) days following such termination.

(c)          Immediately prior to the Effective Date, each then-outstanding award for restricted stock units with respect to Company Shares that vests based on both performance and the passage of time (each, a “Company PSU”) granted under any Company Share Plan prior to calendar year 2021, whether or not vested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, and the Company shall pay to each former holder of any such award of Company PSUs an amount in cash equal to the product of (i) the Consideration and (ii) the number of Company Shares subject to such Company PSU award (with such number of Company Shares based on the greater of the target level achievement and the actual level of achievement of any performance goals as determined by the Board immediately prior to the Effective Date based on pro-rated performance goals to account for any shortened performance period), payable (without any crediting of interest for the period from the Effective Date through the date of payment) as soon as reasonably practicable (but no later than the first payroll date) after the Effective Date (or at such later date as required under Section 409A of the Code). Each award of Company PSUs outstanding immediately prior to the Effective Date that was granted in calendar year 2021 (the “2021 Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (the “PSU Cash Out Award”) equal to the product of (i) the Consideration and (ii) the number of Company Shares subject to such 2021 Company PSU (with such number of Company Shares based on the target level achievement), payable (without any crediting of interest for the period from the Effective Date through the date of payment) as soon as reasonably practicable (but no later than the first payroll date) after each date that such 2021 Company PSU would have otherwise vested in accordance with its terms but only if such conditions to vesting are satisfied prior to each such vesting date (excluding any performance conditions); provided, that if the employment or service of the grantee of such PSU Cash Out Award is terminated prior to each such vesting date by BidCo or one of its Affiliates without Cause or as a result of death or Disability (each as defined in the award agreement pursuant to which the 2021 Company PSU was granted, which definitions shall be the same as the definitions in the Company PSU award agreements evidencing the grants of Company PSUs made in calendar year 2020), then the PSU Cash Out Award shall fully vest as of the date of such termination of employment or service and be paid within thirty (30) days following such termination.

(d)         The Company shall pay the holders of Options, Company RSUs and Company PSUs the cash payments described in this Section 2.2 through the Company’s payroll system (if applicable) as described in Section 2.2(a), Section 2.2(b) and Section 2.2(c), respectively.

(e)          Corporate Actions. On or prior to the Effective Date, the Company, the Board and the compensation committee of the Board, as applicable, shall adopt any resolutions and take all such lawful actions as may be reasonably necessary to provide for and give effect to the transactions contemplated by this Section 2.2. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not provide any holder of an award or right under any Company Share Plan with the right to acquire any capital stock or other equity interest in the Company, BidCo or any of their respective Affiliates.

Section 2.3                 Payment of Consideration.

(a)          Receiving Agent. Prior to the Effective Date, BidCo shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by BidCo with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the Company Shareholders in connection with the Acquisition (the “Receiving Agent”) to receive payment of the Consideration to which the Company Shareholders shall become entitled. BidCo shall pay all costs, fees and expenses incurred in connection with the retention and engagement of the Receiving Agent.

(b)          Payment Procedures. The Consideration to which each Company Shareholder is entitled (less any required deductions as provided in Section 2.4) will be transferred to such Person by the Receiving Agent from the funds received by BidCo pursuant to the agreement entered into between BidCo and the Receiving Agent with respect to such role hereunder (on customary terms) and in accordance with the Scheme, with all funds to be dispatched as soon as possible and, in any event, not later than the fourteenth (14th) day following the Effective Date to the Person entitled to it electronically or at the address as appearing in the register of members of the Company at the Voting Record Time and made in U.S. dollars. As of the Voting Record Time, each holding of Company Shares credited to any stock account in the Depository Trust Company (“DTC”) will be disabled and all Company Shares will be removed from DTC in due course. None of the Company, BidCo, any nominee(s) of BidCo or any of their respective agents shall be responsible for any loss or delay in the transmission of payments sent by the Receiving Agent as described above, and such payments shall be sent at the risk of the Person entitled to it.

(c)          Special Payment Procedures for DTC. Prior to the Effective Date, BidCo and the Company shall cooperate to establish procedures with the Receiving Agent and DTC to ensure that the Company Shares held of record by DTC or its nominee will receive payment in immediately available funds in accordance with the Scheme and any other applicable Laws.

Section 2.4                 Withholding Rights. Each of the Receiving Agent, the Company and BidCo shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Options, Company RSUs or Company PSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the Receiving Agent, the Company or BidCo, as the case may be, such deducted or withheld amounts (i) shall be remitted by BidCo or the Company, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, Options, Company RSUs or Company PSUs (as the case may be) in respect of which such deduction and withholding was made by the Receiving Agent, the Company or BidCo, as the case may be. Prior to making any deduction or withholding with respect to non-compensatory payments, the withholding party will notify the Person in respect of such deduction or withholding, provide such Person a reasonable opportunity to deliver documentation to eliminate or reduce any such required deduction or withholding and otherwise use its reasonable best efforts to cooperate with such Person to minimize or eliminate any such deduction or withholding.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to BidCo that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2019 and not less than five (5) Business Days prior to the date of this Agreement and only as and to the extent disclosed therein (and excluding any disclosures set forth in the SEC Reports (x) under the captions “Risk Factors,” “Forward-Looking Statements” or “qualitative or quantitative disclosure about market risk” and (y) in any other section relating to forward-looking statements to the extent they are cautionary, protective, predictive or forward-looking in nature), it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.20 of this Agreement or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to BidCo by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is readily apparent on the face of such disclosure:

Section 3.1                 Organization and Qualification; Subsidiaries.

(a)          Each of the Company and each subsidiary of the Company is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified or, to the extent such concept is applicable, in good standing, would not have, or reasonably be expected to have, a Material Adverse Effect.

(b)          Section 3.1(b) of the Company Disclosure Letter sets forth (x) a true, correct and complete list of each of the Company’s subsidiaries, indicating its jurisdiction of organization and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and (y) a true, correct and complete list of each other corporation, partnership, limited liability company or other Person that is not a subsidiary but in which the Company, directly or indirectly, holds an equity interest (each such Person in this clause (y), a “JV Entity”), the ownership interest of the Company in each JV Entity, the jurisdiction of organization of each such JV Entity and, to the knowledge of the Company, as of the date hereof, the ownership interest of any other Person or Persons in each such JV Entity.

(c)          All the outstanding shares of share capital or voting securities of, or other equity interests in, each of the Company’s subsidiaries have been validly issued and are owned, directly or indirectly, by the Company, by another subsidiary of the Company or by the Company and another subsidiary of the Company, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise transfer or dispose of such share capital, voting securities or other equity interests), except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws, and Liens that will be released on or prior to the Effective Date, and are validly issued, fully paid, non-assessable and free of preemptive rights. No such subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any character calling for the purchase or issuance of shares of share capital or other equity interests of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of share capital or any other equity security of such subsidiary.

(d)          Except as set forth in Section 3.1(b) of the Company Disclosure Letter, neither the Company nor any subsidiary of the Company owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, nor is the Company or any subsidiary of the Company under any current or prospective obligation to form or participate in, provide funds, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation to any Person (other than routine intercompany cash management practices among wholly owned subsidiaries of the Company).

Section 3.2                 Organizational Documents. The Company has made available to BidCo, prior to the date hereof, true, correct and complete copies of the certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the articles of association (the “Articles of Association”), of the Company, and equivalent organizational or governing documents of all of the Company’s subsidiaries. Each of the foregoing documents is in full force and effect, and neither the Company nor any of its subsidiaries is in violation of any provision of the foregoing documents.

Section 3.3                 Capitalization. The authorized share capital of the Company consists of 62,000,000 A ordinary shares, nominal value $0.01 per share (the “Company Shares”).

(a)          As of December 13, 2020 (the “Capitalization Date”):

(i)            no preferred shares of the Company were authorized, issued or outstanding;

(ii)           44,490,037 Company Shares were issued and outstanding and no Company Shares were held by the Company in its treasury;

(iii)          there were (A) 584,465 Company Shares underlying outstanding Options, (B) 614,003 Company Shares underlying outstanding Company RSUs and (C) 1,298,217 Company Shares underlying outstanding Company PSUs (assuming performance achieved at target) and 2,031,432 Company Shares underlying outstanding Company PSUs (assuming performance achieved at and maximum numbers); and

(iv)          a total of 2,207,623 Warrants are outstanding with a strike price of $73.29.

(b)          From the close of business on the Capitalization Date until the date of this Agreement, no options to purchase Company Shares have been granted and no Company Shares have been issued, except for Company Shares issued pursuant to the exercise or vesting of Options or the vesting or settlement of Company RSUs or Company PSUs, in each case in accordance with the terms of the Company Share Plans. Section 3.3(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of award agreements issued under the Company Share Plan and, with respect to each, the type of award, the date of grant, the number of Company Shares subject to such award, the accrued but unpaid dividends or dividend equivalent units corresponding to such awards and, with respect to the Options, the price per share at which such Option may be exercised.

(c)          All outstanding Company Shares are duly authorized, validly issued, fully paid, and are not subject to and were not issued in violation of any pre-emptive or similar rights, purchase options, call or right of first refusal or similar right. All Company Shares that are subject to issuance in Section 3.3(a), upon issuance prior to the Effective Date in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (x) are, or upon issuance will be, duly authorized and validly issued and fully paid and free of preemptive rights and (y) are, to the extent owned directly or indirectly by the Company, owned free and clear of any Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws and Liens that will be released on or prior to the Effective Date. Each of the outstanding Company Shares or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and all such shares or other equity interests are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, transfer restrictions, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws and Liens that will be released on or prior to the Effective Date.

(d)          Except as set forth in Section 3.3(a) or in Section 3.3(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its subsidiaries is a party (i) obligating the Company or any of its subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of share capital or other equity interests, including restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other interest of the Company or any subsidiary of the Company or securities convertible into or exchangeable for such shares or interests, (B) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the share capital or other equity interests of the Company or any of its subsidiaries or (C) redeem or otherwise acquire any such shares of share capital or other equity interests or (ii) granting any preemptive, antidilutive, rights of first refusal or similar rights with respect to any security issued by the Company or its subsidiaries. Neither the Company nor any of its subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Company Shareholders on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting or registration of the share capital or other equity interest of the Company or any of its subsidiaries. The Company has not issued or repurchased any shares of its share capital (other than in connection with the exercise, vesting or settlement of any Options, Company RSUs or Company PSUs in accordance with their respective terms) or, other than as disclosed in Section 3.3(a) or Section 3.3(b) of the Company Disclosure Letter, or as expressly permitted pursuant to Section 5.1(b)(xiv), granted any awards to acquire Company Shares under any equity incentive plan of the Company which remain outstanding.

(e)          The Company has made available to BidCo true, correct and complete copies of all proxies, powers of attorney, custodial agreements or other commitments or agreements that grant the Company a voting proxy with respect to its non-wholly owned subsidiaries. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its subsidiaries is a party with respect to the voting of any shares of share capital of the Company or any of its subsidiaries. Except for awards to acquire Company Shares under any equity incentive plan of the Company and its subsidiaries, neither the Company nor any of its subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders or the holders of voting securities of the Company on any matter.

(f)           All dividends and distributions (including dividend equivalents) on shares of the share capital of the Company or other securities of the Company or any of its subsidiaries that have been declared or authorized prior to the date hereof have been paid in full.

(g)          There are no voting trusts, “poison pill” or other similar “Company Shareholder rights plans” or other agreements, understandings or Contracts to which the Company or any of its subsidiaries is a party with respect to the voting of the share capital or other equity interest of the Company or any of its subsidiaries.

Section 3.4                 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform (or cause to be performed) its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby, subject only to the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by BidCo, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board, at a duly called and held meeting, has (i) determined that this Agreement and the transactions contemplated hereby, including the Acquisition, are in the best interests of the Company and the Company Shareholders, (ii) approved the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Acquisition, (iii) resolved to make the Recommendation and (iv) directed that this Agreement be submitted to the Company Shareholders at the Company Shareholders Meetings for their adoption and approval. The only vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries which is required to adopt and approve this Agreement and the transactions contemplated hereby, including the Acquisition, is the Company Requisite Vote and except for the Company Requisite Vote, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby, including the Acquisition.

Section 3.5                 No Conflict; Required Filings and Consents.

(a)          Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation of the Acquisition and the other transactions contemplated hereby do not and will not (i) breach or violate the Articles of Association or other organizational or governing documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and that all filings described in such clauses have been made, conflict with or violate any provision of any Law or any rule or regulation applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of, constitute a default or require a consent (with notice or lapse of time, or both) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company pursuant to, any Contract or Lease to which the Company or any of its subsidiaries is a party or to which their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have, or reasonably be expected to have, a Material Adverse Effect.

(b)         The execution, delivery and performance of this Agreement by the Company and the consummation of the Acquisition and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder (including the filing of the Proxy Statement and the Circular), state securities, Takeover Laws and “blue sky” Laws, and CA 2006, (ii) compliance with and filings or notifications by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the Antitrust and Foreign Investment Laws of Australia, Canada, South Africa, New Zealand and the European Union, (iii) the applicable rules, regulations and requirements of Nasdaq, (iv) the Company Requisite Vote and the filing of the Court Order with the Registrar of Companies of England and Wales and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, or reasonably be expected to have, a Material Adverse Effect.

Section 3.6                 Compliance with Law; Licenses.

(a)          The Company and each of its subsidiaries are not, and since January 1, 2018 (the “Applicable Date”) have not been, in material violation of, and are, and since the Applicable Date have been, in compliance with, any Law applicable to the Company or any of its subsidiaries or any of their respective assets, businesses or properties, except for instances of non-compliance that would not have, or reasonably be expected to have, a Material Adverse Effect.

(b)          The Company and each of its subsidiaries hold all permits, licenses, authorizations, exemptions, exceptions, certificates, orders, consents, grants, approvals and franchises from Governmental Entities required for the Company and its subsidiaries to conduct their respective businesses and own, lease and operate their respective assets and properties as they are now being conducted (the “Licenses”) and all Licenses are in full force and effect, in each case except as would not have, or reasonably be expected to have, a Material Adverse Effect. Since the Applicable Date, none of the Company or any of its subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any of the Licenses, except for any of the Licenses the absence of which would not have, or reasonably be expected to have, a Material Adverse Effect. The Company and its subsidiaries are, and since the Applicable Date have been, in compliance with the terms and conditions of the Licenses, except for any such Licenses the absence of which would not have, or reasonably be expected to have, a Material Adverse Effect. No suspension or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened, except for any such Licenses the absence of which would not have, or reasonably be expected to have, a Material Adverse Effect. Section 3.6(b) of the Company Disclosure Letter sets forth as of the date hereof a list of all of the Licenses.

(c)          The consummation of the transactions contemplated hereby shall not result in any conflict, default or violation of any Licenses, except for any such Licenses the absence of which would not have, or reasonably be expected to have, a Material Adverse Effect.

Section 3.7                 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)          The Company has filed or furnished on a timely basis all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since the Applicable Date through the date hereof (all such registration statements, forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act (as defined below)) and as of their respective SEC filing dates (in the case of all other SEC Reports), or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations promulgated thereunder and (ii) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, SOX and other applicable Law, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since the Applicable Date that is not set forth in the SEC Reports or that has not otherwise been disclosed to BidCo prior to the date hereof. None of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or inspections by the SEC regarding the accounting practices of the Company. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. Since the Applicable Date, subject to any applicable grace period, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)         True, correct and complete copies of the audited consolidated financial statements of the Company (including all notes thereto) and its subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019 (the “Audited Financial Statements”) included in the SEC Reports and filed with the SEC complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and Company Shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since the Applicable Date and included in the SEC Reports complied in all material respects with the applicable accounting requirements and the rules and regulations of the SEC, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be specifically indicated in the notes thereto and except for the absence of certain footnote disclosures (none of which if presented would materially differ from those presented in the Audited Financial Statements) and normal and recurring year-end adjustments that are not material as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal and recurring year-end adjustments as permitted by GAAP, none of which would be material individually or in the aggregate). Since January 1, 2018, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto. From the Applicable Date through the date hereof, neither the Company nor any Representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

(c)         The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed and effective to ensure that material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is, and has been since the Applicable Date, in compliance in all material respects with the applicable provisions of SOX and the applicable listing and corporate governance rules and regulations of Nasdaq. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding “extensions of credit” to directors or executive officers of the Company prohibited by Section 402 of SOX. Since the Applicable Date through the date hereof, the Company has not identified (i) any material weakness or significant deficiency in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Reports, and the statements contained in such certifications were accurate as of the date they were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(d)         Except (i) as disclosed, reflected, accrued or specifically and adequately reserved against in the consolidated balance sheet of the Company and its subsidiaries dated September 30, 2020 included in the SEC Reports, (ii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iii) for liabilities or obligations expressly contemplated by this Agreement and (iv) liabilities or obligations that would not have, or reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether accrued, contingent, determined, absolute or otherwise, whether due or that may become due) of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto. There are no unconsolidated subsidiaries of the Company. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.8                 Contracts.

(a)          Except (x) for this Agreement, (y) for a Company Plan or the Company Share Plans and (z) as set forth in Section 3.8(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is party to or bound by, or has any property or asset bound by, any Contract, as of the date of this Agreement, that:

(i)            would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act or disclosed by the Company on a Current Report on Form 8-K, Annual Report on Form 10-K or Quarterly Report on Form 10-Q that has not been filed or incorporated by reference in the SEC Reports;

(ii)           contains any covenant that materially restricts the ability of the Company or any of its subsidiaries, taken as a whole, to (A) engage in any business, (B) compete in any business or with any Person, (C) operate in any geographic area or (D) solicit or hire any employee or consultant other than pursuant to non-disclosure agreements entered into in the ordinary course of business;

(iii)          is a joint venture, partnership, limited liability or other similar agreement or arrangement or Contract relating to the formation, creation, operation, management or control of any partnership, joint venture, limited liability company or other similar agreements or arrangements or Contracts;

(iv)          is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or other Contract (including any swap or hedge agreements) relating to indebtedness of the Company or any of its subsidiaries (for the avoidance of doubt, other than Contracts related to vault cash arrangements), in each case, in excess of $1,000,000;

(v)           is a Contract related to vault cash arrangements with any financial institution;

(vi)          is a settlement, conciliation or similar Contract with any Governmental Entity;

(vii)         requires the Company or any of its subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned subsidiaries) in any such case which is in excess of $500,000;

(viii)        prohibits the payment of dividends or distributions in respect of the share capital of the Company or any of its subsidiaries, prohibits the pledging of the share capital of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or by any subsidiary of the Company;

(ix)           (A) contains “most favored nation” pricing provisions which impose obligations on the Company or any of its subsidiaries with any third party, or (B) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Person other than the Company or any of its subsidiaries;

(x)            has resulted in payments by the Company and its subsidiaries to vendors of more than $2,000,000 in the aggregate for the 12 month period ending June 30, 2020 (other than this Agreement, Contracts subject to clause (iv) above, purchase orders for the purchase of inventory and/or equipment in the ordinary course of business or Leases);

(xi)          has given rise to aggregate revenue (including termination fees) by the Company and its subsidiaries under such Contract(s) of more than $2,000,000 during fiscal year 2019;

(xii)         with respect to any acquisition and divestiture pursuant to which the Company or any of its subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $2,000,000;

(xiii)        involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or share capital or other equity interests for aggregate consideration under such Contract of at least $1,000,000 individually, or $2,000,000 in the aggregate;

(xiv)        is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent (5%) or more of the outstanding Company Shares, on the other hand, except for any Company Plan and any Contracts entered into on arm’s-length terms in the ordinary course of business;

(xv)         requires a consent to or otherwise contains a provision relating to a “change of control” or that would or could reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated herein, including the Acquisition;

(xvi)        involves the payment of royalties to, or receipt of royalties from, any Person (other than the Company or any of its subsidiaries) of more than $1,000,000 in the aggregate pursuant to a license that is material to the Company and its subsidiaries taken as a whole; or

(xvii)       is a Contract pursuant to which any third party grants to the Company or any of its subsidiaries a license, right or covenant not to sue with respect to any Licensed Intellectual Property that is material to the Company and its subsidiaries taken as a whole (other than (1) intercompany licenses between the Company and any of its subsidiaries, (2) licenses for Open Source Software or (3) licenses for Software that is generally commercially available on standard terms for less than $300,000 (based on the dollar value of expenditures from fiscal year 2019)).

Each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter is referred to herein as a “Material Contract”. For purposes of this Section 3.8(a), “Contract” shall mean a Contract, group or series of related Contracts and shall require disclosure thereof.

(b)          Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, enforceable in accordance with its terms, except that such enforcement is subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof). Neither the Company nor any of its subsidiaries is in breach of or default under any Material Contract and no event or condition has occurred that constitutes or, with the lapse of time or the giving of notice or both, would constitute, a default thereunder by the Company or any of its subsidiaries or any other party thereto, except in each case for such violations, breaches, events or conditions that would not have, or reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company, no other party to any Material Contract is in breach of or default under such Material Contract and no event or condition has occurred that constitutes or, with the lapse of time or the giving of notice or both, would constitute, a default thereunder by such other party. Neither the Company nor any of its subsidiaries has received written notice of any breach or default or any such event or condition described in the two (2) preceding sentences with respect to any Material Contract. The Company has made available to BidCo true, correct and complete copies of all Material Contracts.

Section 3.9                 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2019 through the date of this Agreement, (a) there has not been a Material Adverse Effect, (b) other than the COVID-19 Response, (i) the business of the Company and its subsidiaries has been carried on and conducted in the ordinary course of business and (ii) none of the Company or any of its subsidiaries has taken any action that has had, or would reasonably be expected to have, a Material Adverse Effect and (c) none of the Company or any of its subsidiaries has taken or agreed to take any action that, if taken after the date hereof, would require the consent of BidCo pursuant to any of clauses (i), (iv), (x), (xiii), (xv), (xvi), (xviii), (xxii) or (xxviii) of Section 5.1(b).

Section 3.10               Absence of Litigation. There are no suits, claims, actions, proceedings or arbitrations (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties at Law or in equity, as of the date hereof (i) with a potential liability of more than $500,000, (ii) that would reasonably be expected to result in injunctive relief against the Company or any of its subsidiaries or (iii) that would reasonably be expected to result in criminal sanctions against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries nor any of their respective material properties is or is subject to any order, writ, judgment, injunction, decree or award as of the date hereof. There are no Actions pending or, to the knowledge of the Company, threatened as of the date hereof that seek to materially interfere with or delay the consummation of the transactions contemplated by this Agreement. There is no material inquiry, investigation or review pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its subsidiaries as of the date hereof. Except as set forth in Section 3.9(b)(i) of the Company Disclosure Letter, within the past three (3) years, there have been no material judgments, orders or settlements (including monetary settlements of more than $500,000 paid to a plaintiff or group of plaintiffs, injunctive relief or the imposition of criminal sanctions) to which the Company or any of the Company’s subsidiaries is a party (other than as a beneficiary) or by which any of their assets or properties is bound as of the date hereof. As of the date hereof, no director or officer of the Company or any of its subsidiaries is a defendant in any Action to which the Company or any of its subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its subsidiaries.

Section 3.11               Company Plans.

(a)          Section 3.11(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, a “Company Plan” is any Benefit Plan: (i) under which any current, former or retired employee or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) or individual or sole proprietorship serving as a consultant or independent contractor to the Company or any of its subsidiaries has any present or future right to benefits and that is contributed to (or required to be contributed to), sponsored or maintained by the Company or any of its subsidiaries; or (ii) with respect to which the Company or any of its subsidiaries has any actual or contingent liability. For purposes of the representations and warranties set forth in this Section 3.11(a), references to “Company Plan” shall not include any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Multiemployer Plan”), to which the Company or any of its subsidiaries or any of their respective ERISA Affiliates contributes (or is required to contribute to) or any Benefit Plan maintained by a Governmental Entity.

(b)         With respect to each material Company Plan, the Company has made available to BidCo, including through filings with the SEC, a true, correct and complete copy thereof (or, to the extent no such copy exists, an accurate written description) and, to the extent applicable, including all amendments thereto, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”) and (iii) for the most recent year, (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c)          Except as would not have, or reasonably be expected to have, a Material Adverse Effect, (i) each Company Plan has been established, registered, amended, funded, invested, maintained and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, (ii) with respect to each Company Plan, there are no Actions (other than routine claims for benefits in the ordinary course of business), audits by, on behalf of or against any Company Plan or any trusts related thereto, pending or, to the knowledge of the Company, threatened and (iii) all contributions or other amounts payable by the Company or any of its subsidiaries with respect to each Company Plan that are due, have been paid in accordance with applicable Law and, if not due, have been paid or accrued in accordance with GAAP. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, each Company Plan that is maintained for employees located outside of the U.S. and which is intended to qualify for tax-preferred or tax-exempt treatment has been duly registered in accordance with applicable Laws, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the tax status of any such plan.

(d)          Except as would not have, or reasonably be expected to have, a Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(e)          Neither the Company nor any of its subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(f)           Neither the Company, any Company Plan nor any trustee, administrator or other third party fiduciary and/or party-in-interest thereof has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject the Company, any ERISA Affiliate or any Company Plan to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code (or any corresponding provisions of Law), except as would not have, or reasonably be expected to have, a Material Adverse Effect.

(g)          No Company Plan is or has within the last six (6) years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. Neither the Company nor any of its subsidiaries has incurred or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or within the last two (2) years maintained by any of them or any ERISA Affiliate.

(h)          Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in or contributes to, or is obligated to contribute to, or otherwise has incurred any material obligation or liability (including any contingent liability) under, any Multiemployer Plan. No Company Plan is a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA). Except as would not have, or reasonably be expected to have, a Material Adverse Effect, no event has occurred and no condition exists that would, either directly or by reason of the Company’s or any of its subsidiaries’ affiliation with any of their ERISA Affiliates, subject the Company or any of its subsidiaries to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(i)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect, each Company Plan that is maintained primarily for the benefit of employees outside of the U.S. (such plans hereinafter being referred to as “Non-U.S. Company Plans”) that are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened litigation relating to any Non-U.S. Company Plan. No material Non-U.S. Company Plan is a defined benefit pension plan.

(j)           Except as set forth in Section 3.11(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, stockholder approval of the Acquisition nor the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in any of the following with respect to any Company Employee or individual independent contractor or consultant of the Company or any of its subsidiaries: (i) the entitlement to severance pay, unemployment compensation or any other payment, except as required by applicable Law; (ii) any payment, compensation or benefit becoming due; (iii) the increase in the amount of any payment, compensation or benefit due; (iv) the acceleration of the time of payment or vesting of any payment, compensation or benefit; (v) any funding (through a grantor trust or otherwise) of any compensation or benefits; or (vi) “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or the equivalent thereof under applicable non-U.S. Laws.

Section 3.12               Labor and Employment Matters.

(a)          Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement, Contract or similar agreement or understanding with any labor organization, labor union, works council, employee association or other Representative of any Company Employees (collectively, “Union”), nor is any such agreement being negotiated by the Company, and neither the Company nor any of its subsidiaries has a duty to bargain with any Union. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, since January 1, 2018, there has not been, nor is there pending or, to the knowledge of the Company, threatened (i) any labor dispute between the Company or any of its subsidiaries and any Union, or any strikes, work stoppages, slowdowns, lockouts, picketing, slowdown, work stoppage, or similar material labor disputes or organized labor activity involving any employee of the Company or any of its subsidiaries. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, there are no (a) unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority or (b) to the knowledge of the Company, Union organizing efforts or election activity involving, any employee of the Company or any of its subsidiaries (in respect of employment therewith), including any demands for recognition or certification, attempts to bargain collectively or filings for recognition with any Governmental Entity.

(b)          Except as would not have, or reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of its subsidiaries is subject to any liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remain unsatisfied.

(c)          Each of the Company and the subsidiaries is, and has been since January 1, 2018, in compliance in all respects with all federal, state, local and foreign Laws regarding: labor, employment and employment practices, including but not limited to all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; harassment; retaliation; equal employment opportunities; disability; labor relations; wages and hours; the Fair Labor Standards Act of 1938, as amended, and applicable state and local wage and hour Laws (collectively, “FLSA”); hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; data privacy and data protection; and any bargaining or other obligations under the National Labor Relations Act, except, in each case, as would not have, or reasonably be expected to have, a Material Adverse Effect. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, each employee, officer and independent contractor of the Company and any of its subsidiaries has all work permits, immigration permits, visas or other authorizations required by applicable Law for such service provider given the duties and nature of such service provider’s services and a properly completed Form I-9 is on file with respect to each U.S.-based employee of the Company.

(d)          Except as would not have, or reasonably be expected to have, a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened or anticipated lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including any administrative investigations, charges, claims, actions or proceedings), against the Company or any of its subsidiaries brought by or on behalf of any applicant for employment, any current or former officer, employee, consultant, independent contractor, leased employee, volunteer, or “temp” of the Company or any of its subsidiaries, or any group or class of the foregoing, any Governmental Entity, any person alleging to be a current or former employee, or any group or class of the foregoing, alleging violation of any labor or employment Law, breach of any collective bargaining agreement, breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

(e)          Each individual who performs or has performed services for the Company or any of its subsidiaries has been properly classified under applicable Law as (i) an employee or an independent contractor and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Plan, except, in each case, as would not have, or reasonably be expected to have, a Material Adverse Effect, and neither the Company nor any of its subsidiaries has written notice of any pending inquiry or audit from any Governmental Entity concerning any such classifications.

Section 3.13               Insurance. Except as would not be material to the Company and its subsidiaries, taken as a whole, the Company and each of its subsidiaries and properties are covered by valid and effective insurance policies issued in favor of the Company or any of its subsidiaries and self-insurance amounts, which together are customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industry and locales in which the Company and its subsidiaries operate. Section 3.13 of the Company Disclosure Letter contains a list of all material insurance policies in effect as of the date of this Agreement, including occurrence-based policies in force. Except as set forth in Section 3.13 of the Company Disclosure Letter, there is no material claim by the Company or any subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect, (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof, (c) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute such a breach or default under, or permit termination or material modification of, any such insurance policy and (d) to the knowledge of the Company, no insurer on such insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any subsidiary of the Company has received any written notice of cancellation or termination with respect to any material insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its subsidiaries. The Company and its subsidiaries, and their respective assets and properties, have at all times since the Applicable Date, been and are adequately insured, to the extent required by Law or any Contract to which the Company or any of its subsidiaries are party, except as would not have, or reasonably be expected to have, a Material Adverse Effect. No policy limits applicable to any insurance policies of the Company or any of its subsidiaries have been exhausted or materially reduced.

Section 3.14         Properties.

(a)          Section 3.14(a) of the Company Disclosure Letter sets forth a complete list of all Owned Real Property. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, the Company or any of its subsidiaries has good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Liens (except Permitted Liens). The Company or any of its subsidiaries has possession of each Owned Real Property and Leased Real Property, other than any use and occupancy rights granted to tenants or licensees pursuant to leases and occupancy agreements. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has leased or otherwise granted to any Person the right to use or occupy all or any material portion of the Owned Real Property, and neither the Company nor any of its subsidiaries has granted any outstanding options, rights of first refusal, rights of first offer or other third party rights to purchase such Owned Real Property or any portion thereof.

(b)          Section 3.14(b) of the Company Disclosure Letter lists the street address of each parcel of Leased Real Property, and all Leases, and except as would not have, or reasonably be expected to have, a Material Adverse Effect, (i) each Lease is in full force and effect and is the valid, binding and enforceable obligation of the Company and/or each of its subsidiaries party thereto and, to the knowledge of the Company, of the other party thereto, subject to the Bankruptcy and Equity Exception, (ii) to the knowledge of the Company, there is no material default under any Lease either by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party thereto, no event has occurred or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such a default by the Company or any of its subsidiaries under any Lease, and (iii) except as set forth in Section 3.14(b)(iii) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. The Company has made available to BidCo a true, correct and complete copy of each Lease.

(c)          The Real Property constitutes all of the real property used or occupied by the Company and its subsidiaries.

(d)          There is no pending or, to the knowledge of the Company, threatened appropriation, condemnation, eminent domain or like Proceeding, or sale or other disposition in lieu of condemnation, affecting the Real Property.

(e)          Except as would not have, or reasonably be expected to have, a Material Adverse Effect, the Company or any of its subsidiaries has good and marketable title to, or valid leasehold interests in or licenses for, all personal property used in the businesses of the Company and its subsidiaries, free and clear of all Liens (other than Permitted Liens), and such property is in good working order and condition, ordinary wear and tear excepted. The assets owned, leased or licensed by the Company and its subsidiaries are sufficient in all material respects for the conduct of their business as currently conducted.

Section 3.15         Tax Matters. Except as would not have, or reasonably be expected to have, a Material Adverse Effect:

(a)          The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them, and all such filed Tax Returns are complete and accurate; (B) have paid all Taxes (as defined below) due and payable (whether or not shown on any Tax Return) and the most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements and, since the date of such financial statements, neither the Company nor any of its subsidiaries has incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by the Company and its subsidiaries; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no request for any such waiver or extension is currently pending.

(b)          The Company and each of its subsidiaries have complied with all applicable Law relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by Law, withheld (or will withhold) and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company’s financial statements.

(c)          There is no audit, examination, investigation or other Proceeding pending, or threatened in writing, against the Company or any of its subsidiaries in respect of any Taxes. Each assessed deficiency resulting from any audit, examination or other proceeding relating to Taxes by any Governmental Entity has been timely paid or otherwise finally resolved. There are no Liens on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and adequately reserved for in the latest audited financial statements included in the SEC Reports.

(d)          Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a result of being included in any consolidated, affiliated, combined or unitary Tax Return (other than a Tax Return with respect to a group the common parent of which is the Company or one of its subsidiaries), as a transferee or successor, under Contract or otherwise, or (B) has any liability for any Taxes of any Person (other than the Company and its subsidiaries) pursuant to any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar agreement (other than any other commercial agreements or Contracts not primarily related to Taxes entered into in the ordinary course of business or any agreement among or between only the Company and/or any of its subsidiaries entered into in the ordinary course of business) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(e)          Neither the Company nor any of its subsidiaries is a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f)          The Company is classified and treated as a non-U.S. corporation for U.S. federal income tax purposes.

(g)          Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Tax Law).

(h)          No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)           Neither the Company nor any of its subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Tax Law, and neither the Company nor any of its subsidiaries is subject to any private letter ruling of any Governmental Entity.

(j)           Neither the Company nor any of its subsidiaries has made an election under Section 965 of the Code.

(k)          Neither the Company nor any of its subsidiaries has deferred any Taxes under Section 2302 of the CARES Act (or any provision of applicable law with similar effect or import) that otherwise would have been required to be deposited and paid in connection with amounts paid by the Company or any of its subsidiaries to any employee or independent contractor. Neither the Company nor any of its subsidiaries has claimed any employee retention credit pursuant to Section 2301 of the CARES Act nor has any obligations under any loans issued pursuant to the Paycheck Protection Program under the CARES Act.

(l)           For purposes of this Agreement:

(i)            “Taxes” means (i) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, withholding, excise, license, production, value added, occupancy, services, transfer, employee, payroll, estimated, alternative minimum, add-on minimum, capital gain, registration, ad valorem, natural resources, occupation, goods and services, branch, utility, production, premium, windfall profit, social security and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above; and

(ii)           “Tax Return” means all returns, forms, statements, declarations, reports (including any attached schedules) or other documents filed or required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return, declaration of estimated Tax, election or disclosure.

Section 3.16          Proxy Statement and the Circular. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in either or both of (a) the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meetings (such Proxy Statement, including the letter to Company Shareholders, notice of meeting and form of proxy and any amendment or supplement, the “Proxy Statement”) or (b) the Circular will, at the time the Proxy Statement or the Circular (and any amendment or supplement thereto), as applicable, is filed with the SEC, or at the time it is first mailed to the Company Shareholders or at the time of the Company Shareholders Meetings, (i) contain any untrue or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading or (ii) omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meetings which has become false or misleading. Each of the Proxy Statement and the Circular will, at the time of the Company Shareholders Meetings, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in either or both of the Proxy Statement and the Circular based on BidCo Information supplied by or on behalf of BidCo or any of their respective Representatives which is contained or incorporated by reference in either or both of the Proxy Statement and the Circular.

Section 3.17          Intellectual Property.

(a)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect, all Intellectual Property used or held for use in the operation of the Company and its subsidiaries’ respective businesses as currently conducted (the “Company Intellectual Property”) is owned by the Company or its applicable subsidiary, free and clear of all Liens except Permitted Liens (the “Owned Intellectual Property”) or licensed to the Company or one of its subsidiaries (the “Licensed Intellectual Property”), or the Company and its subsidiaries otherwise have a valid right to use the Company Intellectual Property. Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Owned Intellectual Property that is registered with or issued by, or the subject of a pending application for registration with or issuance by, any Governmental Entity. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, (i) all of the registrations and issuances set forth in Section 3.17(a) of the Company Disclosure Letter are subsisting and unexpired, valid and enforceable and (ii) the Company and its subsidiaries have taken commercially reasonable efforts to enforce, protect and maintain their material trade secrets, material confidential information and other material Owned Intellectual Property. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, the Company Intellectual Property is sufficient for the Company and its subsidiaries to conduct its respective businesses as currently conducted; provided that nothing in this sentence or elsewhere in this Section 3.17(a) constitutes a representation or warranty as to non-infringement of any Intellectual Property owned by any third party which is addressed in Section 3.17(b) of this Agreement.

(b)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect, (i) the Company and its subsidiaries’ conduct of their businesses does not infringe, dilute or misappropriate the Intellectual Property of any third party, (ii) no Action is pending or, to the knowledge of the Company, threatened (including “cease and desist” letters) against any of the Company or its subsidiaries, in each case, that (A) challenges the validity, enforceability or ownership of the Owned Intellectual Property, or the right to use or license the Company Intellectual Property, or (B) alleges that the Company and its subsidiaries’ conduct of their businesses infringes, dilutes or misappropriates the Intellectual Property of any third party and (iii) to the knowledge of the Company, no Owned Intellectual Property is being infringed, diluted or misappropriated by any third party.

(c)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, all IT Assets used by the Company or any of its subsidiaries in the conduct of their respective businesses: (i) are adequate for the businesses of the Company and its subsidiaries as currently conducted; and (ii) since January 1, 2018, have not experienced or been affected by any failures or breakdowns that have caused any material disruption or material interruption to the business of the Company and its subsidiaries.

(d)          Except as would not have, or reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, the Company and its subsidiaries have not incorporated any Open Source Software into any material proprietary Software owned and distributed by the Company or its subsidiaries (“Company Software”) in a manner that requires the Company or its subsidiaries, pursuant to the applicable license agreement for such Open Source Software, to disclose or license the source code of any such Company Software to any third party or license any other material Owned Intellectual Property to any third party.

(e)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, all IT Assets used by the Company or any of its subsidiaries in the conduct of their respective businesses: (i) are adequate for the businesses of the Company and its subsidiaries as currently conducted; and (ii) since January 1, 2018, have not experienced or been affected by any failures or breakdowns that have caused any material disruption or material interruption to the business of the Company and its subsidiaries.

(f)            Except as would not have, or reasonably be expected to have, a Material Adverse Effect, since January 1, 2018, there has been no data security breach of any IT Assets or unauthorized access, use or disclosure of any Personal Information owned, used, received, or controlled by the Company or any of the subsidiaries, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or any of its subsidiaries is a party that govern that Personal Information.

(g)           Since January 1, 2018, the Company’s and each of its subsidiaries’ collection, transmission, use, disclosure, storage, disposal and security of Personal Information have complied and comply with (i) applicable Information Privacy and Security Laws in all material respects, (ii) Contracts to which the Company or a Company subsidiary is a party that govern that Personal Information, and (iii) applicable privacy policies or disclosures provided internally or posted to public-facing websites or mobile applications of the Company or a subsidiary thereof (the “Privacy Policies”), except, in the case of the foregoing clauses (ii) and (iii), as would not have, or reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 3.17(g) of the Company Disclosure Letter, no action is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries relating to the collection or use of Personal Information, except as would not have, or reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby do not materially violate any applicable Information Privacy and Security Laws or Privacy Policy as any of them currently exists or, since January 1, 2018, existed at any time during which any Personal Information was collected or obtained by the Company or any of its subsidiaries and, to the knowledge of the Company, upon the Effective Date, the Company and its subsidiaries will not be prohibited by any legal obligations from continuing to use such Personal Information in the same manner as prior to the Effective Date.

(h)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect, since January 1, 2018, the Company and each of its subsidiaries have adopted, and are and have been in compliance with, commercially reasonable policies and procedures that apply to the Company and/or each subsidiary with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of the Company and its subsidiaries. Except as would not have, or reasonably be expected to have, a Material Adverse Effect, the Company and each of its subsidiaries have performed all security risk assessments required under applicable Information Privacy and Security Laws and have addressed and fully remediated all material vulnerabilities identified in those security risk assessments.

Section 3.18           Environmental Matters.

(a)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is, or for the past three (3) years has been, in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries have, and, to the extent applicable, have filed timely application to renew, all Licenses required under any applicable Environmental Laws for the operation of their respective businesses as currently conducted, and are, and for the past three (3) years have been, in compliance with the requirements of such Licenses; (iii) there are no administrative, regulatory, judicial or arbitration actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or with respect to any of their respective properties; (iv) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective properties is or is subject to any order, writ, judgment, injunction, decree award, or settlement relating to any Environmental Law; (v) to the knowledge of the Company, there has been no release or threatened release of any Hazardous Materials at, on, under or from, and no Hazardous Materials are present at, on or under, any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, or any other location; and (vi) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against the Company or any of its subsidiaries relating to Hazardous Materials or any applicable Environmental Laws.

(b)          The Company has made available to BidCo all material environmental assessments, investigations, studies or other analyses relating to the business, assets or properties of the Company or any of its subsidiaries from the past three (3) years that are in the possession or control of the Company or any of its subsidiaries.

(c)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” means Laws concerning pollution or protection of the environment or natural resources, or the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials.

“Hazardous Materials” means any material, substance or waste classified, regulated or otherwise characterized under any applicable Environmental Law as pollutants, contaminants, hazardous, toxic, or words of similar meaning and regulatory effect, including petroleum or petroleum products, asbestos, asbestos-containing material, polychlorinated byphenol, or radioactive compound.

Section 3.19           Opinion of Financial Advisor. Goldman Sachs & Co. LLC (the “Financial Advisor”) has rendered to the Board its oral opinion (to be confirmed by delivery of a written opinion dated as of the date of this Agreement), that, as of such date and based upon and subject to the factors and assumptions set forth in the Financial Advisor’s written opinion, the Consideration to be paid to the Company Shareholders is fair, from a financial point of view, to the Company Shareholders. The Company, solely for informational purposes, shall deliver to BidCo a copy of any such opinion received by the Board in written form promptly following receipt thereof.

Section 3.20           Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

Section 3.21          Takeover Statutes; Rights Plan. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar Law applicable to the Company or its subsidiaries (each, a “Takeover Law”) or similar provisions under the organizational documents of the Company and its subsidiaries, is applicable to this Agreement or the transactions contemplated hereby, including the Acquisition. Neither the Company nor any of its subsidiaries is a party to a rights agreement, “poison pill” or similar agreement or plan. Neither the Company nor any of its subsidiaries is subject to the U.K. Listing Rules or the UK City Code on Takeovers and Mergers.

Section 3.22          Affiliate Transactions. No Related Party is a party to any Contract with or binding upon the Company or its subsidiaries (other than employment agreements) or any of their respective properties or assets or has any material interest in any property used by the Company or its subsidiaries or has engaged in any transaction with any of the foregoing since the Applicable Date, in either case, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Company Affiliate Transaction”) that has not been so disclosed. Any Company Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party. No Related Party of the Company or any of its subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or, except as set forth in Section 3.22 of the Company Disclosure Letter, serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its subsidiaries, or any organization which has a Contract with the Company or any of its subsidiaries.

Section 3.23          Anti-Corruption; International Trade.

(a)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect, neither the Company, any subsidiary of the Company or any Representative has in the past three (3) years offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give or authorized the giving of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to any Government Official or to any Person under circumstances where the Company, any subsidiary of the Company or the Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person:

(i)            for the purpose of: (A) influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; (D) inducing a Government Official to influence or affect any act or decision of any Governmental Entity; or (E) assisting any Company, any subsidiary of the Company, or any Representative in obtaining or retaining business for or with, or directing business to, any Company, any subsidiary of the Company or any Representative; and

(ii)           in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b)           The Company and each of its subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all Laws relating to imports, exports and economic sanctions, including all Laws administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department, United Nations, European Union and Her Majesty’s Treasury (“Trade Laws”). In the past three (3) years, neither the Company nor any of its subsidiaries has been a party to any Contract or engaged in any transaction or other business, directly or indirectly, (A) in material breach of Trade Laws or (B) with any Sanctioned Person. Neither the Company nor any of its subsidiaries nor any Representative is a Sanctioned Person. To the knowledge of the Company, no proceeds from the sale of the Company Shares will be provided to or used for the benefit of any OFAC Prohibited Party. Since January 1, 2018, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its subsidiaries, received from any Governmental Entity or any other Person any written notice, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation concerning any material violation or alleged material violation of any Trade Law.

(c)           Except as would not have, or reasonably be expected to have, a Material Adverse Effect, the Company and each of its subsidiaries are and for the past three (3) years have been in compliance with all applicable Anti-Money Laundering Laws.

(d)           Neither the Company nor any of its subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or Trade Law. None of any Company, any subsidiary of the Company, or any Representative has received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or Trade Law.

(e)           The Company and each subsidiary of the Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, Representatives, third parties and Government Officials in accordance with GAAP, and has adopted and maintained adequate policies, procedures and internal controls, in each case, as required by applicable Anti-Corruption Laws.

Section 3.24           Suppliers and Customers. Section 3.24(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty (20) largest suppliers (including vault cash suppliers), vendors, distributors or purchasing agents (“Suppliers”) of the Company and its subsidiaries (based on the dollar value of purchases from the 12 month period ending June 30, 2020), together with amounts paid by or to such Persons during such period. Section 3.24(b) of the Company Disclosure Letter also sets forth a true, correct and complete list of the twenty (20) largest customers (“Customers”) of the Company and its subsidiaries (based on the dollar value of revenues from fiscal year 2019), together with amounts paid by or to such Persons during such period. Other than to the extent implemented by the Company, none of the foregoing Suppliers has reduced or otherwise discontinued, or, to knowledge of the Company, threatened to materially reduce or discontinue, supplying goods or services to the Company or any of its subsidiaries, or distributing goods or services on behalf of the Company or any of its subsidiaries, in each case, on terms and conditions substantially similar (including with respect to pricing) to those in effect on the date hereof. Except as set forth on Section 3.24(c) of the Company Disclosure Letter, none of the foregoing Customers has reduced or otherwise discontinued, or, to knowledge of the Company, threatened to materially reduce or discontinue, purchasing goods or services from the Company or any of its subsidiaries, in each case, on terms and conditions substantially similar (including with respect to pricing) to those in effect on the date hereof.

Section 3.25           Solvency. Immediately prior to the Effective Date, the Company will be solvent.  No transfer of assets or property is being made by the Company or any of its subsidiaries, and no obligation is being incurred by the Company or any of its subsidiaries in connection with the transactions contemplated hereby, with the intent to hinder, delay or defraud either present or future creditors of the Company.

Section 3.26           No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of BidCo to the Company, and the Company hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of BidCo, any of its Affiliates or any of their respective Representatives or any other Person and notwithstanding the delivery or disclosure to the Company or any of its Affiliates, Representatives, Related Parties or any other Person of any documentation or other information by BidCo or any of its Affiliates or any of their specific Representatives or any other Person with respect to any one (1) or more of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any other Transaction Document.

Article IV

REPRESENTATIONS AND WARRANTIES OF
BIDCO

BidCo hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by BidCo concurrently with entering into this Agreement (the “BidCo Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the BidCo Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is readily apparent on the face of such disclosure:

Section 4.1             Organization. BidCo is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a BidCo Material Adverse Effect. BidCo has made available to the Company prior to the date of this Agreement a true, correct and complete copy of the certificate of incorporation and Articles of Association of BidCo, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2            Authority. BidCo has all requisite corporate power and authority, and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Acquisition and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by BidCo and the consummation by BidCo of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the board of directors of BidCo and, no other corporate proceedings or similar action on the part of BidCo or any of its Affiliates is necessary to authorize this Agreement, to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by BidCo and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding agreement of BidCo, enforceable against BidCo in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception.

Section 4.3             No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 4.3(a) of the BidCo Disclosure Letter, the execution, delivery and performance of this Agreement by BidCo does not, and the consummation of the Acquisition and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation, Articles of Association or other governing documents of BidCo, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to BidCo or by which either of them or any of their respective properties or assets are bound or (iii) result in any breach or violation of, constitute a default or require a consent (or an event which with notice or lapse of time, or both, would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of BidCo pursuant to, any Contracts to which BidCo, or any Affiliate thereof, is a party or by which BidCo or any of its Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of BidCo is a party), except, in the cases of clauses (ii) and (iii), for any such breach, violation, conflict, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a BidCo Material Adverse Effect.

(b)          The execution, delivery and performance of this Agreement by BidCo and the consummation of the Acquisition and the other transactions contemplated hereby by BidCo do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” Laws, and CA 2006, (ii) the filing of a notification and report form by BidCo under the HSR Act and the filings required under the Antitrust and Foreign Investment Laws or regulations of Australia, Canada, South Africa, New Zealand and the European Union, (iii) the applicable requirements of Nasdaq and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a BidCo Material Adverse Effect.

Section 4.4            Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of BidCo, threatened by any Governmental Entity against BidCo which would reasonably be expected to have, individually or in the aggregate, a BidCo Material Adverse Effect.

Section 4.5             Operations of BidCo. The authorized share capital of BidCo consists solely of 1 ordinary share, nominal value GBP 1.00 per share, all of which are validly issued and outstanding. BidCo has outstanding no option, warrant, right or any other agreement pursuant to which any Person may acquire any equity security of BidCo. BidCo has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Date will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature, other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6             Proxy Statement or Circular. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.16, none of the BidCo Information supplied or to be supplied by or on behalf of BidCo for inclusion or incorporation by reference in either or both of the Proxy Statement and the Circular will, on the date the Proxy Statement or the Circular (and any amendment or supplement thereto), as applicable, is filed with the SEC, or at the time it is first mailed to the Company Shareholders or at the time of the Company Shareholders Meetings, (a) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or (b) omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meetings which has become false or misleading. Notwithstanding the foregoing, BidCo makes no representation or warranty with respect to any statement made in either or both of the Proxy Statement and the Circular based on information supplied by the Company or any of its Representatives that is contained or incorporated by reference in either or both of the Proxy Statement and the Circular.

Section 4.7             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of BidCo.

Section 4.8             Financing. As of the date of this Agreement, BidCo has delivered to the Company true, complete and correct copies of (a) the fully executed debt commitment letter, dated as of the date of this Agreement, between BidCo and the financial institutions and other entities party thereto (including the parties to any joinder agreements or amendments joining such financial institutions or other entities to the Debt Commitment Letter and any financial institutions, lenders or investors of the debt financing contemplated by the Debt Commitment Letter, collectively, the “Debt Financing Sources”) (including all exhibits, schedules and annexes thereto, and the fully executed fee letter, dated as of the date of this Agreement, between BidCo and the Debt Financing Sources party thereto (the “Debt Fee Letter”) redacted in a manner as described below, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein to BidCo (the debt financing contemplated by the Debt Commitment Letter, the “Debt Financing”) and (b) the executed Equity Commitment Letter, pursuant to which the Guarantors have committed, subject to the terms and conditions set forth therein, to invest cash in the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date of this Agreement, BidCo has also delivered to the Company a true, complete and correct copy of the Debt Fee Letter with the fee amounts, “market flex” provisions, “securities demand” provisions and other economic terms redacted in a customary manner, none of which redactions covers terms that would (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into account any available Equity Financing and available cash of the Company and its subsidiaries), (ii) impose any new condition or otherwise amend, modify or expand any conditions precedent to the funding of the Debt Financing or (iii) delay or prevent the Effective Date or make the funding of the Debt Financing in the amount required to satisfy the Financing Uses (after taking into account any available Equity Financing and available cash of the Company and its subsidiaries) less likely to occur. As of the date of this Agreement, (A) none of the Commitment Letters have been amended, supplemented or modified, (B) no such amendment, supplement or modification is contemplated by BidCo or, to the knowledge of BidCo, by the other parties thereto (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar roles that had not executed the Debt Commitment Letter as of the date of this Agreement) and (C) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated, reduced or rescinded and, to the knowledge of BidCo, no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, except for customary engagement letters and fee credit letters with respect to the Debt Financing (none of which would (I) reduce the amount of the Financing below the amount required to satisfy the Financing Uses (after taking into account any available cash of the Company and its subsidiaries), (II) impose any new condition or otherwise amend, modify or expand any conditions precedent to the funding of the Financing or (III) delay or prevent the Effective Date or make the funding of the Financing in the amount required to satisfy the Financing Uses (after taking into account any available cash of the Company and its subsidiaries) less likely to occur), there are no side letters or Contracts to which BidCo is a party related to the Financing required to satisfy the Financing Uses other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date of this Agreement. As of the date of this Agreement, BidCo has fully paid any and all commitment fees or other fees in connection with the Commitment Letters and, for the avoidance of doubt, the Debt Fee Letter that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Debt Commitment Letter and BidCo will, directly or indirectly, continue to pay in full any such amounts required to be paid pursuant to the terms thereof as and when they become due and payable prior to the Effective Date. As of the date of this Agreement, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of BidCo and, to the knowledge of BidCo each of the other parties thereto, subject, in each case, to the effect of the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Debt Financing or the full amount of the Equity Financing contemplated by the Equity Commitment Letter other than as expressly set forth in the Debt Commitment Letter or the Equity Commitment Letter, as applicable. As of the date of this Agreement, (i) BidCo is not in default or breach under the terms and conditions of the Commitment Letters and (ii) to the knowledge of BidCo, no event has occurred which, with or without notice, lapse of time or both, would (1) constitute a default or breach on the part of BidCo under any of the Commitment Letters, (2) constitute a failure to satisfy a condition on the part of BidCo under the Commitment Letters, or (3) assuming the representations and warranties set forth in Article III and as made by the Company are true and correct in all material respects, otherwise result in any portion of the Financing required to satisfy the Financing Uses being unavailable on the Effective Date. As of the date of this Agreement, assuming the satisfaction or waiver of the conditions to BidCo’s obligations to consummate the Acquisition, BidCo has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters will not be satisfied on or prior to the Effective Date or that the full amount of the Financing required to satisfy the Financing Uses will not be made available to BidCo on the Effective Date. Assuming the Financing is funded or invested in accordance with the Commitment Letters, BidCo will have on the Effective Date funds sufficient to (x) pay the Cash Consideration, (y) prepay or repay any outstanding indebtedness of the Company or its subsidiaries required by this Agreement to be prepaid or repaid and (z) satisfy all of the other payment obligations required to be paid on the Effective Date by BidCo hereunder in connection with the transactions contemplated hereby (clauses (x), (y) and (z), the “Financing Uses”).

Section 4.9             BidCo Guarantee. BidCo has furnished the Company with a true, complete and correct copy of the BidCo Guarantee. The BidCo Guarantee is in full force and effect (assuming the due authorization, execution and delivery thereof by the other parties thereto). The BidCo Guarantee constitutes the valid and binding obligation of the Guarantors and is enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception.

Section 4.10           Vote/Approval Required. No vote or consent of the holders of any class or series of share capital of BidCo or any of its Affiliates is necessary to approve this Agreement or the transactions contemplated hereby, including the Acquisition.

Section 4.11           Solvency. Assuming that (a) the conditions to the obligation of BidCo to consummate the Acquisition set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (b) the representations and warranties of the Company in Article III are accurate and complete (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), then immediately following the Effective Date and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the Company Shareholders are entitled under Article II, funding of any obligations of the Company or its subsidiaries which become due or payable by the Company and its subsidiaries in connection with, or as a result of, the Acquisition and payment of all related fees and expenses, (i) the fair value of the assets of the Company and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its subsidiaries on a consolidated basis, (ii) the present fair saleable value of the property of the Company and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Company and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) the Company and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

Section 4.12          Absence of Certain Agreements. Except as authorized by the Company or as otherwise contemplated by this Agreement, as of the date hereof, neither BidCo nor any of its subsidiaries has entered into any contract, arrangement or understanding, whether written or oral, or authorized, committed or agreed to enter into any such contract, arrangement or understanding pursuant to which: (i) any Company Shareholder would be entitled to receive consideration of a different amount or nature than the Cash Consideration or pursuant to which any Company Shareholders agrees to vote to approve the Scheme or agrees to vote against any Superior Proposal (except for certain irrevocable undertakings obtained from directors holding Company Shares) or (ii) any current executive officer of the Company has agreed to remain as an executive officer of the Company or any of its subsidiaries following the Effective Date at compensation levels in excess of levels currently in effect (other than pursuant to any employment contracts with the Company and its subsidiaries in effect as of the date hereof).

Section 4.13           No Other Information. Except for the representations and warranties contained in Article III or in the case of fraud, BidCo acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to BidCo, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to BidCo or its Representatives or Affiliates, of any documentation or other information by the Company or any of its respective Representatives or affiliates with respect to any one (1) or more of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any other Transaction Document.

Article V

CONDUCT OF BUSINESS PENDING THE ACQUISITION

Section 5.1           Conduct of Business of the Company Pending the Acquisition. From the date of this Agreement until the earlier of the Effective Date and the valid termination of this Agreement in accordance with Article VIII, except (1) as otherwise expressly required or expressly permitted by this Agreement, (2) as expressly set forth in Section 5.1(a) of the Company Disclosure Letter, (3) as required by applicable Law or (4) as BidCo shall otherwise expressly consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), (a) the Company shall, and the Company shall cause each of its subsidiaries to, (I) conduct its and their businesses in the ordinary course of business and (II) use its and their commercially reasonable efforts to operate its and their businesses in compliance with all applicable Law and preserve intact its and each of its subsidiaries’ material business organizations, to keep available the services of its and their officers and employees and to preserve in all material respects the relationships with Governmental Entities, customers, suppliers, distributors, creditors, and lessors and other Persons with which the Company or its subsidiaries have material business or regulatory relationships and (b) without limiting the foregoing, the Company shall not, and the Company shall cause each of its subsidiaries not to:

(i)            other than in connection with the Scheme, amend, adopt any amendment or otherwise alter or change (whether by merger, division, consolidation, scheme, share exchange, business combination or otherwise) its Certificate of Incorporation or Articles of Association or other applicable organizational or governing documents;

(ii)           make any acquisition of (whether by merger, division, consolidation, scheme, share exchange, business combination, acquisition of securities or assets or otherwise), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts as of the date hereof; provided, however, that this Section 5.1(b)(ii) shall not permit the Company or any of its subsidiaries to acquire the share capital or other equity interests of any other Person;

(iii)          issue, sell, grant, authorize, pledge, encumber or dispose of (or authorize the issuance, sale, grant, authorization, pledge, encumbrance or disposition of), any shares of share capital, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any shares of share capital, voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments) of the Company or any of its subsidiaries or, take any action to cause to be exercisable any otherwise unexercisable Option, except for the issuance of Company Shares upon the exercise, vesting or settlement of Options or Company RSUs or Company PSUs in accordance with their terms as of the date hereof and the issuance of Options, Company RSUs and Company PSUs in respect of annual awards for calendar year 2021 made in the ordinary course of business consistent in magnitude and allocation between the type of such award with the annual grants made in respect of calendar year 2020;

(iv)          reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire (excluding in connection with the cashless exercise or cashless withholding in connection with the exercise of Options or settlement of Company RSUs and Company PSUs to the extent permitted prior to the date of this Agreement) any shares of share capital or other ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of share capital or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or issue, sell, grant, dispose or authorize or propose the issuance, sale, grant or authorization of any of its or its subsidiaries’ shares of share capital or ownership interests or any other securities (or any warrants, options or other rights to acquire the foregoing) in respect of, in lieu of or in substitution for shares of its or its subsidiaries’ share capital, ownership interests or securities;

(v)           create or incur any Lien, other than Permitted Liens;

(vi)          make any loans, advances or capital contributions to, or investment in, any Person (other than the Company’s wholly owned subsidiaries in the ordinary course of business and other than de minimis advances for expenses made to employees of the Company or any of its subsidiaries in the ordinary course of business);

(vii)         sell, transfer or otherwise dispose of (whether by merger, division, consolidation, scheme, share exchange, disposition of securities or assets, other business combination transaction or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict the use (including securitizations), or subject to any Lien (other than Permitted Liens), allow to expire, or dispose of, in a single transaction or series of transactions, any assets (excluding Owned Intellectual Property), rights or properties, other than sales, dispositions or licensing of equipment and/or inventory and other assets in the ordinary course of business;

(viii)        except as would not have, or reasonably be expected to have, a Material Adverse Effect, sell, assign, transfer, lease, license or allow to lapse any rights in any Owned Intellectual Property (other than licenses granted by the Company or any of its subsidiaries to any of its vendors, suppliers, distributors or customers in the ordinary course of business);

(ix)          enter into, renew, terminate, or amend or modify in any material respect, a Lease, except in the ordinary course of business;

(x)           declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property, rights or otherwise, with respect to any of its or its subsidiaries’ share capital (except for any dividend or distribution by a wholly owned subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(xi)          make or authorize any capital expenditures (including customer acquisition costs and expenses) in excess of the amount set forth in Section 5.1(b)(xi) of the Company Disclosure Letter;

(xii)         enter into, modify or amend in any material respect, or accelerate, terminate or cancel, any Material Contract or any Contract that would have been required to be disclosed pursuant to Section 3.8(a) or Section 3.14(b) of this Agreement (or any Contract that would be a Material Contract or that would have been required to be disclosed pursuant to Section 3.8(a) or Section 3.14(b) of this Agreement if it were in effect as of the date of this Agreement) or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business;

(xiii)        incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money (directly, contingently or otherwise) (including any indebtedness under swap or hedge agreements), or modify the terms of any such indebtedness, or assume, guarantee or endorse the obligations of any Person in respect of such indebtedness, other than (1) indebtedness for borrowed money or guarantees thereof incurred in the ordinary course of business pursuant to agreements in effect as of the date hereof, disclosed on Section 5.1(b)(xiii) of the Company Disclosure Letter, (2) indebtedness for borrowed money not to exceed $3,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any if its subsidiaries, (3) borrowings under the Company’s Revolving Credit Facility and (4) intercompany loans between the Company and any of its wholly owned subsidiaries or between any subsidiaries of the Company;

(xiv)        except as required by applicable Law, any Company Plan or other Contract as in effect on the date hereof and disclosed in Section 3.11(a) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or provided to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries other than in connection with reversing any decreases in compensation or benefits in connection with the COVID-19 Response, (B) grant any severance or termination pay not required under any Company Plan, (C) enter into any employment, change of control, retention, consulting or severance agreement or arrangement (for the avoidance of doubt, including any offer letter) with any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries other than in connection with new hires or promotions in the ordinary course of business whose annual base compensation does not exceed $200,000, (D) hire any employee or independent contractor whose annual base compensation exceeds $200,000, (E) amend (other than amendments that are immaterial individually or in the aggregate) or terminate any, or enter into or adopt any new, Company Plan or any other plan, trust, fund, policy, agreement or arrangement that would be a Company Plan for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries other than (1) as permitted by subsections (A) and (C), or (2) in connection with health benefit plan renewals in the ordinary course of business, (F) take any action to fund the payment of compensation or benefits under any Company Plan, (G) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to Union or organized employees, (H) take any action to accelerate the vesting or payment of any compensation or benefit (including in respect of Options, Company RSUs and Company PSUs) under any Company Plan or awards made thereunder, (I) except as permitted under clause (iii) above, grant any equity or equity based award or (J) materially change any assumptions used to calculate funding or contribution obligations under any Company Plan, other than as required by GAAP;

(xv)         make any material change in any accounting policies, procedures, principles or practices or any methods of reporting income, deductions or other material items for accounting purposes, except as may be required by GAAP or applicable Law;

(xvi)        (A) make any material change to any method of Tax accounting, (B) make or change any material Tax election, (C) surrender any claim for a refund of material Taxes, offset or other reduction in Tax liability, (D) file any material amended Tax Return, (E) fail to pay any material Taxes as they become due and payable, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Taxes, (G) surrender, agree, settle or compromise any material Tax liability or any audit or proceeding relating to a material amount of Taxes or (H) take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or materially reducing any Tax asset or accrual of Tax asset under FASB Interpretation No. 48 of the Company or any of its subsidiaries;

(xvii)       fail to use its reasonable best efforts to obtain any and all information regarding any material Tax audit, examination, investigation or other proceeding to which it is entitled pursuant to any Tax sharing agreement, or fail promptly to notify BidCo, in reasonable detail, regarding any such information so obtained;

(xviii)      waive, release, assign, settle or compromise any Action, Transaction Litigation or other claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise against the Company or any of its subsidiaries or any of their respective directors or officers, other than (A) in the ordinary course of business (except with respect to Transaction Litigation), (B) where the amount paid or to be paid does not exceed $1,500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $3,000,000 in the aggregate (determined, in each case, net of insurance proceeds) or (C) where the amount thereof is paid or reimbursed to the Company or its subsidiaries by an insurance policy, in each of clauses (A), (B) or (C), only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries or any of their respective officers or directors;

(xix)       enter into or make any loans to any of its officers, directors, employees, agents or consultants (other than in connection with a defined contribution retirement plan or de minimis advances of business expenses in the ordinary course of business), or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons, except as disclosed in Section 5.1(b)(xix) of the Company Disclosure Letter;

(xx)         grant any material refunds, credits, rebates or other allowances to any supplier, vendor, distributor or franchisee, other than in the ordinary course of business;

(xxi)        except as may be required by applicable Law or applicable organizational documents, convene any special meeting (or any adjournment thereof) of the Company Shareholders other than the Company Shareholders Meetings;

(xxii)       enter into any agreement or understanding or arrangement or other Contract with respect to the voting or registration of the shares of the Company’s or its subsidiaries’ share capital or other securities, equity interests or ownership interests;

(xxiii)      renew or enter into any non-compete, exclusivity, non-solicitation, “most favored nation” or similar provision or agreement or Contract that would restrict or limit the operations of the Company and its Affiliates or the Company or its Affiliates after the Effective Date;

(xxiv)      enter into any new line of business outside of its existing business as of the date hereof, other than as contemplated in ordinary course business plans as of the date hereof and as made available by the Company to BidCo;

(xxv)       fail to maintain in full force and effect existing insurance policies that, individually or in the aggregate, are material to the Company and its subsidiaries, taken as a whole; provided, that in the event of a termination, cancellation or lapse of any material insurance policies, it shall promptly obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its subsidiaries as currently in effect as of the date hereof;

(xxvi)      adopt a plan of agreement of complete or partial liquidation or dissolution, merger, division, consolidation, restructuring, recapitalization or other reorganizational document;

(xxvii)     enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction;

(xxviii)    enter into or adopt any “poison pill” or similar company shareholder rights plan; or

(xxix)       agree, resolve, authorize or commit, in writing or otherwise, to do or take any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xxviii).

Any deviations from the ordinary course of business of the Company or any of its subsidiaries or any action or conduct by the Company or any of its subsidiaries, in each case reasonably necessary (but solely to the extent supported by documentation, information, data, or other evidence reasonably substantiating the necessity of such actions or conduct as determined by the Company in good faith) (x) to protect the health and safety of the Company’s or its subsidiaries’ employees and other individuals having business dealings with the Company or any of its subsidiaries in response to, (y) to respond to third-party supply or service disruptions caused by COVID-19, SARS-CoV-2 virus or any mutation or variation thereof on the business of the Company or any of its subsidiaries or (z) to respond to the direct impact of the global pandemic relating to COVID-19, SARS-CoV-2 virus or any mutation or variation thereof on the Company and its subsidiaries, taken as a whole (any such action or conduct, the “COVID-19 Response”), including complying with “shelter in place” and non-essential business orders by any Governmental Entity of competent jurisdiction, that would otherwise be in breach of this Section 5.1, shall be deemed not to be a breach of this Section 5.1.

Section 5.2         No Control of Other Party’s Business. Without limiting in any way any party’s rights or obligations under this Agreement (including Section 5.1), nothing contained in this Agreement shall give BidCo, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Date, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct BidCo’s or its subsidiaries’ operations prior to the Effective Date. Prior to the Effective Date, each of the Company and BidCo shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1         Acquisition Proposals.

(a)     Except as expressly permitted by Section 6.1(b), from the date of this Agreement until the Effective Date or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall cause each of its subsidiaries and its and its subsidiaries’ respective officers, directors and employees not to, and shall use its reasonable best efforts to cause its and their other respective Representatives not to, (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making of, or that could reasonably be expected to lead to, any Acquisition Proposal, or the consummation thereof, (ii) enter into, continue or otherwise participate or engage in, facilitate or encourage, any negotiations or discussions concerning, or that could reasonably be expected to lead to, an Acquisition Proposal, or provide access to its properties, books and records or any information or data to any Person relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person (other than BidCo) with respect to the Company or any of its subsidiaries, (v) take any action to make the provisions of any Takeover Law, or any restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or Articles of Association, inapplicable to any transactions contemplated by any Acquisition Proposal, (vi) execute or enter into any merger agreement, acquisition agreement or other similar definitive agreement with respect to any Acquisition Proposal or (vii) authorize any of, or commit or agree to do any of, the foregoing. The Company shall, and shall cause each of its subsidiaries and its and its subsidiaries’ respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and their other respective Representatives to, immediately cease, (x) any solicitations, discussions, communications or negotiations with any Person (other than the Parties) in connection with an Acquisition Proposal, in each case that exist as of the date hereof and (y) all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the transactions contemplated by this Agreement. The Company also agrees that it will promptly (and in any event within two (2) Business Days) deliver a written notice to each such Person to the effect that the Company is ending all such solicitations, discussions, communications and negotiations with such Person, effective immediately, which written notice shall also request each Person (other than the Parties) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof.

(b)     Notwithstanding anything in this Agreement to the contrary, if prior to obtaining the Company Requisite Vote the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a breach of Section 6.1(a), the Company, subject to compliance with this Section 6.1, may provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by such Person and may engage or participate in any discussions or negotiations with such Person if (i) the Company shall have received from such Person a confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement and which confidentiality agreement does not restrict in any manner the Company’s ability to perform its obligations under this Agreement (an “Acceptable Confidentiality Agreement”) and provided that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) provide to BidCo any material non-public information concerning the Company or its subsidiaries that the Company provided or made available to any Person given such access which was not previously made available to BidCo, and (ii) prior to taking any such action (and as a condition thereto), (A) the Board shall have determined in good faith (after consultation with its outside legal counsel) that failure to take such action would violate the Board’s fiduciary duties under applicable Law, and (B) the Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. The Company shall promptly (and in any event within twenty-four (24) hours) deliver to BidCo a written notice (a “Company Notice”) of the receipt after the date hereof of any Acquisition Proposal, or any inquiry, proposal or offer in respect of an Acquisition Proposal, including any modification, amendment or supplement thereto, which notice shall include a copy of such Acquisition Proposal, or such inquiry, proposal or offer in respect of an Acquisition Proposal, made in writing and any written documents or materials relating thereto (including any documents or materials relating to the financing thereof), a written summary of the material terms of such Acquisition Proposal, or such inquiry, proposal or offer in respect of an Acquisition Proposal, not made in writing, and the identity of the Person making such Acquisition Proposal or such inquiry, proposal or offer in respect of an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions or obligations set forth in this Section 6.1 by any subsidiary of the Company or any Representative of the Company or any of its subsidiaries acting on behalf of the Company shall be a breach of this Section 6.1 by the Company and any breach of this Section 6.1 by the Company or any of the foregoing shall be deemed a Willful Breach of this Agreement by the Company.

(c)     Nothing contained in this Agreement shall prevent the Company or the Board from taking and disclosing to its Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Shareholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-and-listen” communication to the Company Shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company Shareholders) or from making any legally required disclosure to Company Shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided, that the Company expressly publicly reaffirms the Recommendation in such disclosure).

(d)     For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person (other than BidCo or its Affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes fifteen percent (15%) or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or fifteen percent (15%) or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of the total voting power of the equity securities of the Company, or any merger, division, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

Section 6.2         No Change of Recommendation; Exception to No Change of Recommendation.

(a)     Except as set forth in Section 6.2(b), the Board shall not take any of the any of the below actions:

(i)            fail to recommend against any Acquisition Proposal, including any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9, within ten (10) Business Days after the commencement of such Acquisition Proposal (it being understood and agreed that a customary “stop, look and listen” communication by the Board to the Company Shareholders in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the Company Shareholders in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a Change of Recommendation; provided, that the Board expressly publicly reaffirms the Recommendation in such communication);

(ii)           fail to include the Recommendation in the Proxy Statement and the Circular or otherwise modify, change, qualify, withdraw or withhold the Recommendation;

(iii)          make any statement to any Person beneficially owning five percent (5%) or more of the outstanding Company Shares or any public statement in connection with the Court Meeting or the General Meeting, in each case that is inconsistent with the Recommendation;

(iv)          approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal;

(v)           approve, recommend, declare advisable or fail to recommend against, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal or that would require, or would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement, including the Acquisition;

(vi)          fail to issue a press release that reaffirms the Recommendation as promptly as practicable after receipt of a written request to do so from BidCo following public disclosure of an Acquisition Proposal (but in any event within four (4) Business Days after such request to do so by BidCo or, if either of the Company Shareholders Meetings is scheduled to occur prior to such fourth (4th) Business Day, within twenty-four (24) hours after such written request (and in any event prior to such meeting));

(vii)         approve or recommend, or publicly declare advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement;

(viii)        authorize the Company or any of its subsidiaries to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or require the Company to abandon or terminate or fail to consummate the Acquisition; or

(ix)           agree, authorize or commit, or publicly propose or announce an intention, to do any of the foregoing.

(b)        Notwithstanding anything to the contrary set forth in Section 6.2(a), prior to obtaining the Company Requisite Vote, in the event of, and with respect to, an Intervening Event or a Superior Proposal not arising out of a breach of Section 6.1, the Board may (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Recommendation, (ii) fail to include the Recommendation in the Proxy Statement or the Circular or (iii) approve, recommend or otherwise declare advisable (or propose publicly to approve, recommend or otherwise declare advisable) any Superior Proposal made after the date hereof (any of (i), (ii) or (iii), a “Change of Recommendation”) and may also terminate this Agreement pursuant to Section 8.1(e)(ii) if the Board determines in good faith, after consultation with its outside legal counsel, that failure to make such Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e)(ii) in response to such Superior Proposal would violate the Board’s fiduciary duties under applicable Law; provided, however, that the Company shall not effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e)(ii) unless: (x) the Company shall have notified BidCo in writing, at least five (5) Business Days in advance (it being understood that any material change in respect of any such Intervening Event or Superior Proposal shall require a new notice but with an additional three (3) Business Days (instead of five (5) Business Days) notice period) (the “Notice Period”), that it intends to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(e)(ii), which notice shall, (I) with respect to a Superior Proposal, specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall include all written documents and materials relating thereto (including any documents or materials relating to the financing thereof) and the most current version of the agreement relating thereto (if such agreement has been provided to the Company) or (II) with respect to an Intervening Event, state that an Intervening Event has occurred and provide all the details of such Intervening Event and the basis upon which the Board believes such an effect constitutes an Intervening Event giving rise to a Change of Recommendation rights hereunder, all with reasonable specificity; (y) after providing such notice and prior to making such Change of Recommendation or terminating this Agreement pursuant to Section 8.1(e)(ii), the Company shall negotiate in good faith with BidCo during the Notice Period (to the extent that BidCo desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board not to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e)(ii); and (z) the Board shall have considered in good faith any changes to this Agreement offered in writing by BidCo in a manner that would obviate the need for such Change of Recommendation and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that failure to effect such Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e)(ii), as applicable, would still violate the Board’s fiduciary duties under applicable Law and, with respect to a Superior Proposal, determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by BidCo were to be given effect; provided, that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e)(ii) prior to the expiration of the Notice Period.

(c)        Without limiting the foregoing, it is agreed that any violation of the restrictions or obligations set forth in this Section 6.2 by the Board, any subsidiary of the Company or any Representative of the Company or any of its subsidiaries shall be a breach of this Section 6.2 by the Company and any breach of this Section 6.2 by the Company or any of the foregoing shall be deemed a Willful Breach of this Agreement by the Company.

Section 6.3         Proxy Statement and Circular; Scheme Documentation, Information and Undertakings.

(a)     BidCo shall provide promptly to the Company all such information about itself, the BidCo Group and the BidCo directors and their concert parties required by (i) the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and (ii) CA 2006 or as otherwise may reasonably be requested by the Company for the purpose of inclusion in the Circular or any other Scheme Documentation (“BidCo Information”) and to provide such other cooperation and assistance as may reasonably requested by the Company in connection with the preparation of each of the Proxy Statement and the Scheme Documentation; provided, that the Company submits, or causes the submission of, drafts and revised drafts of each of the Proxy Statement and the Circular to BidCo for review and considers comments reasonably proposed by BidCo in relation thereto. BidCo will cause BidCo’s directors to accept responsibility for all of the information in each of the Proxy Statement and the Circular relating to BidCo or any of its Affiliates and their respective personnel (including the BidCo Information), any statement of opinion, belief or expectation of the directors of BidCo in relation to the Acquisition and the financing of the Acquisition (collectively, the “BidCo Responsibility Information”).

(b)     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in each of the Proxy Statement and the Circular will, at the date the Proxy Statement or the Circular, as applicable, is first mailed to the Company Shareholders, or at the time of the General Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. Each of the Proxy Statement and the Circular will comply as to form with the requirements of the Exchange Act and the rules and regulations thereunder, and CA 2006, other than any failure to comply that is de-minimis in nature. No representation is made by the Company with respect to statements made or incorporated by reference therein based on BidCo Information supplied by or on behalf of any member of the BidCo Group for inclusion or incorporation by reference therein. The Company will cause the directors on the Board (other than any director whom the Company considers to have a conflict of interest in relation to the Acquisition) to accept responsibility for all information in the Proxy Statement and the Circular (other than the BidCo Responsibility Information).

(c)     The Company shall, with the assistance of BidCo, prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement (and in any event within fifteen (15) Business Days of the date of this Agreement or such later date as the Parties agree in writing), each of the Proxy Statement and the Circular (including a Rule 13e-3 Transaction Statement on Schedule 13e-3, if applicable). BidCo and the Company will cooperate with each other in the preparation of each of the Proxy Statement and the Circular. Subject to Section 6.2(b), the Company will cause each of the Proxy Statement and the Circular to include the unanimous recommendation of all of the directors on the Board (other than any director whom the Company considers to have a conflict of interest in relation to the Acquisition) to the Company Shareholders to vote in favor of the resolutions at the Court Meeting and the General Meeting (the “Recommendation”). The Scheme will not cover the Excluded Shares (including, for the avoidance of doubt, the Company Shares that will be acquired by BidCo or its designee(s) pursuant to the Contribution Agreement). The conditions to the Scheme set out in the Proxy Statement or the Circular shall be the same as the conditions set out in Section 7.1, Section 7.2 and Section 7.3.

(d)     Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of each of the Proxy Statement and the Circular or the filing of any other required filings (or, in each case, any amendment or supplement thereto), or any dissemination thereof to the Company Shareholders, or responding to any comments from the SEC with respect thereto, the Company shall provide BidCo and its counsel with a reasonable opportunity to review and to comment on such document or response, and the Company shall consider in good faith and take into account in such filing, document or response any comments reasonably proposed by BidCo and its Representatives. The Company shall promptly notify BidCo upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Circular and shall provide BidCo with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Circular. The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to each of the Proxy Statement and the Circular as promptly as practicable after receipt thereof. The Company shall cause each of the Proxy Statement and the Circular to be mailed to Company Shareholders as of the record date established for the Company Shareholders Meetings promptly after (x) the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement and (y) the Court has given the Company leave to convene the Court Meeting.

(e)     If at any time prior to the Company Shareholders Meetings there shall occur any event that should be set forth in an amendment or supplement to either or both of the Proxy Statement and the Circular, or if any supplemental circular, proxy statement (or related materials) or document is required to be published by the Company in connection with the Acquisition or, subject to the prior written consent of BidCo, any variation or amendment to the Acquisition, the Company shall promptly after becoming aware thereof inform BidCo in writing of such fact or event and prepare (with the assistance of BidCo) and, subject to the permission of the Court, mail to the Company Shareholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company and BidCo agrees to promptly (i) correct any information provided by it specifically for use in either or both of the Proxy Statement and the Circular if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in either or both of the Proxy Statement and the Circular to include any information that shall become necessary in order to make the statements in the either or both of the Proxy Statement and the Circular, as applicable, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause either or both of the Proxy Statement and the Circular, as applicable, as so corrected or supplemented promptly to be filed with the SEC and, subject to the permission of the Court, to be disseminated to its Company Shareholders, in each case as and to the extent required by applicable Law.

(f)     The Company shall, subject to applicable Law:

(i)            prior to the General Meeting and the Court Meeting, keep BidCo reasonably informed of the number of proxy votes received in respect of the resolutions to be proposed at the General Meeting and the Court Meeting and to provide BidCo with details of any material changes to the Company’s shareholder and other statutory registers which occur prior to the Effective Date as promptly as reasonably practicable;

(ii)           cooperate with and provide such details to BidCo and its advisers in relation to the Company Share Plans and awards thereunder as BidCo or its advisers may reasonably request and to communicate with participants of the Company Share Plans as reasonably necessary or desirable to implement the Acquisition in the manner contemplated by this Agreement;

(iii)          coordinate with BidCo for the purpose of obtaining any Tax clearances that BidCo may reasonably require to be obtained in connection with the Scheme and the Acquisition, to provide drafts of any such application for clearance and take into account BidCo’s reasonable comments and not to dispatch any application for such clearance without the prior written consent of BidCo;

(iv)          provide, and cause each of its subsidiaries to provide, promptly to BidCo and its advisers such information, documentation and access to the management, employees, facilities and assets of such subsidiary and its advisers and independent auditors as is reasonably requested by BidCo for the purposes of implementing the Acquisition and preparing or making any filing, notification or submission with a Governmental Entity in connection with the Acquisition; and

(v)           take any action not otherwise contemplated under this Agreement that is reasonably requested by BidCo to implement the Acquisition.

Section 6.4         Company Shareholders Meetings. The Company, acting through the Board (or a duly empowered committee thereof), shall, as promptly as reasonably practicable following (x) confirmation by the SEC that the SEC has no further comments on the Proxy Statement and (y) the Court giving the Company leave to convene the Court Meeting, take all action required under CA 2006 and the Articles of Association and the applicable requirements of Nasdaq necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable the General Meeting and the Court Meeting (including any adjournment or postponement thereof, the “Company Shareholders Meetings”), with the meeting date of the Company Shareholders Meetings and the Voting Record Time to be selected after reasonable consultation with BidCo (it being expected that the General Meeting will be held as soon as the preceding Court Meeting shall have been concluded and, if the Court Meeting is adjourned, the General Meeting shall be correspondingly adjourned); provided, that the Company may postpone, recess or adjourn such meeting (i) to the extent required by Law or the Court or otherwise necessary for bona fide security reasons or a physical event outside of the Company's control which renders the holding of either or both of the Company Shareholders Meetings impossible or impracticable, (ii) with the written consent of BidCo, (iii) to allow additional time to solicit additional proxies in order to obtain the Company Requisite Vote, (iv) in the absence of a quorum or (v) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which (A) is ordered by the Court or (B) the Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Shareholders prior to the Company Shareholders Meetings. Subject to Section 6.2(b), the Company, acting through the Board (or a duly empowered committee thereof), shall (a) make the Recommendation and include in each of the Proxy Statement and the Circular the Recommendation, (b) issue a press release that reaffirms the Recommendation as promptly as practicable after receipt of a written request to do so from BidCo following public disclosure of an Acquisition Proposal (but in any event within four (4) Business Days after such written request to do so by BidCo or, if either of the Company Shareholders Meetings is scheduled to occur prior to such fourth (4th) Business Day, within twenty-four (24) hours after such written request or such disclosure (and in any event prior to such meeting)), and (c) use its reasonable efforts to solicit from the Company Shareholders proxies to obtain the Company Requisite Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Shareholders at the Company Shareholders Meetings and shall not submit any alternate Acquisition Proposal for adoption by the Company Shareholders unless this Agreement has been validly terminated in accordance with its terms.

Section 6.5         Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its best efforts to (and, in the case of BidCo, use its best efforts to cause each of its subsidiaries and Affiliates (collectively, the “BidCo Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Acquisition and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to make (or cause to be made) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and the foreign antitrust and investment filings listed in Section 6.5(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof with respect to any filing made pursuant to the HSR filing and as promptly as practicable for the other filings listed in Section 6.5(a) of the Company Disclosure Letter and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Antitrust or Foreign Investment Law and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain approval required under any other Antitrust or Foreign Investment Law as soon as practicable.

(b)    BidCo, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust or Foreign Investment Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such party from, or given by such party to, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ, or any other Governmental Entity with respect to the transactions contemplated by this Agreement (other than Item 4(c) and Item 4(d) documents and subject to adequate measures for protection of commercially and/or competitively sensitive information); (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the DOJ, FTC or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided, that BidCo shall be solely responsible for the final content of any substantive communications with any applicable Governmental Entity. For purposes of this Agreement, “Antitrust or Foreign Investment Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or (ii) review and approve investments made by entities based in other countries.

(c)    No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 6.5(a) or Section 6.5(b) without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication. Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, BidCo shall, and shall cause its Affiliates and subsidiaries to, take any and all steps necessary to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust or Foreign Investment Law or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (and, for the avoidance of doubt, so as to avoid an in-depth or second-phase review by the relevant Governmental Entity) (but in no event later than the End Date), including, but without limiting the foregoing, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of BidCo, BidCo’s subsidiaries, BidCo’s Affiliates, or the Company or its subsidiaries or any interest therein and (ii) otherwise taking or committing to take actions that would limit BidCo’s, BidCo’s subsidiaries, BidCo’s Affiliates, or the Company’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of BidCo, BidCo’s subsidiaries, BidCo’s Affiliates, or the Company or its subsidiaries or any interest or interests therein, provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(d)   Subject to the obligations under Section 6.5(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Acquisition or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of BidCo and the Company shall, and BidCo shall cause each member of the BidCo Group to, cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)    Neither BidCo nor any of its Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(f)     Notwithstanding the foregoing, (i) BidCo shall direct, in consultation with the Company and after considering in good faith the Company’s views, strategy and timing, proceedings and other activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any Governmental Entity as contemplated hereby (provided that no Party may enter into a so-called timing agreement with any Governmental Entity without the consent of the other Party), (ii) the Company shall, and shall cause each of its subsidiaries to, use reasonable best efforts to take such actions as reasonably requested by BidCo in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers and (iii) BidCo shall have the sole and exclusive right, in consultation with the Company and after considering in good faith the Company’s views, to propose, negotiate, offer or commit to make or effect any divestitures, dispositions or licenses of any assets, properties, products, rights, services or businesses, or to agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of BidCo’s and its HSR Affiliates’ (as such term is defined by the HSR Act) or the Company’s and its subsidiaries’ businesses in order to resolve any Governmental Entity’s objections to or concerns about the transactions contemplated by this Agreement.

(g)    Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party will be provided to the other Party on an outside counsel-only basis (or by otherwise taking appropriate steps to safeguard the information and comply with applicable Law) while, if requested in writing by the other Party and to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.

Section 6.6         Notification of Certain Matters. The Company shall give prompt notice to BidCo, and BidCo shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Acquisition or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition or the transactions contemplated herein, to the extent such consent is not already contemplated by this Agreement, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company or BidCo; (b) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened in writing against such Party or any of its subsidiaries which relate to the Acquisition or the other transactions contemplated hereby; or (c) any change, condition or event (i) has had, or would reasonably to have, a Material Adverse Effect, or (ii) that results, or could reasonably be expected to result, in any failure of such party to comply with or satisfy any covenant, condition or agreement (including any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, that the delivery of any notice pursuant to this Section 6.6 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the Party receiving such notice.

Section 6.7         Access to Information; Confidentiality.

(a)     From the date hereof to the Effective Date or the earlier valid termination of this Agreement, upon reasonable prior written notice from BidCo (and subject to any reasonable limitations to protect the health and safety of the Company’s or its subsidiaries’ employees and other individuals having business dealings with the Company or any of its subsidiaries in response to COVID-19, SARS-Cov-2 virus or any mutation or variation thereof; provided, that in any such instance the Company shall reasonably cooperate with BidCo to provide such information, in whole or in part, to the extent and in a manner compliant with such limitations), the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford BidCo and its Representatives reasonable access, consistent with applicable Laws relating to the exchange of information, at normal business hours to the Company’s and its subsidiaries’ officers, employees, Representatives, properties, offices and other facilities and to all Contracts, commitments, books, records, Tax Returns and any Tax documents or information that the Company or any of its subsidiaries receives or has received pursuant to a Tax sharing agreement, and shall furnish BidCo reasonably promptly with all financial, operating and other data and information concerning its business and properties as BidCo or its Representatives, may from time to time reasonably request (provided, that BidCo and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company).

(b)    Notwithstanding the foregoing, any such investigation or consultation shall not include any environmental sampling or invasive environmental testing. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information if the Company determines, in its reasonable best judgment, based on the advice of outside counsel, such access or disclosure would violate an obligation of confidentiality pursuant to any binding agreement entered into prior to the date of this Agreement to which the Company or any of its subsidiaries is a party (so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to such access or disclosure), would result in the loss or waiver of any attorney-client privilege of the Company or any of its subsidiaries (provided, that the Company will enter into a joint defense agreement with BidCo if requested with respect to any such information) or contravene any applicable Law, rule, regulation, order, judgment or decree. All requests for information made pursuant to this Section 6.7(b) shall be directed to the executive officer or other Person designated by the Company.

(c)    BidCo will comply with the terms and conditions of the letter agreement, dated as of June 3, 2019, between the Company and Apollo Management IX, L.P. (which agreement shall automatically terminate and be of no further force and effect upon the earlier of the Effective Date and the twelve (12) month anniversary of the date hereof, as amended, restated, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other Representatives to hold and treat, in confidence all documents and information concerning the Company and its subsidiaries furnished to BidCo in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect each in accordance with its terms. The Company agrees that it will treat any documents and information concerning the BidCo Related Parties furnished or otherwise made available to the Company, its subsidiaries or their respective Representatives in connection with the transactions contemplated by this Agreement as if it was “Confidential Information” under the Confidentiality Agreement and as if the use and disclosure restrictions thereunder applied to the Company.

Section 6.8         Stock Exchange Delisting; Re-Registration as a Private Company; De-Registration under the Exchange Act. Each of the Parties agrees to cooperate with each other to do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under applicable Laws, CA 2006 and rules and policies of Nasdaq to enable the delisting by the Company of the Company Shares from Nasdaq (the “Delisting”), and the re-registration of the Company from a public limited company into a private limited company under CA 2006, as promptly as practicable after the Effective Date, and the deregistration of the Company Shares under the Exchange Act as promptly as practicable following the Delisting.

Section 6.9         Publicity. The initial press release regarding the Acquisition shall be a joint press release and thereafter the Company and BidCo shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Acquisition and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, that a Party may, without the prior consent of the other Party issue such press release or make such public announcement in any case in which such disclosure is made in connection with a dispute between the parties hereto regarding this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, BidCo and its Affiliates may, without consulting the Company, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person.

Section 6.10        Employee Benefits.

(a)     For a period of at least twelve (12) months following the Effective Date, BidCo shall provide, or shall cause the Company to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Company or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a salary, wage and target bonus opportunity, that is the same, in the aggregate, as the salary, wage and target bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Date; provided, that through the end of calendar year 2021, each Continuing Employee shall be provided with a salary, wage and target bonus opportunity that, in each case, is the same as the salary, wage and target bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Date and (ii) that was provided to such Continuing Employee immediately prior to the Effective Date and (ii) employee pension, welfare and other benefits (other than any defined benefit pension or equity-based compensation) that are substantially comparable in the aggregate to the employee pension, welfare and other benefits (other than any defined benefit pension or equity-based compensation) provided to such Continuing Employee immediately prior to the Effective Date; provided, that through the end of calendar year 2021, each Continuing Employee shall be provided with employee pension, welfare and other benefits (other than any defined benefit pension or equity-based compensation) that are no less favorable in the aggregate than the employee pension, welfare and other benefits (other than any defined benefit pension or equity-based compensation) that was provided to such Continuing Employee immediately prior to the Effective Date. From the Effective Date through the date that is twelve (12) months following the Effective Date, BidCo or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement or policy no less favorable than the severance or termination arrangement or policy provided to such Continuing Employee immediately prior to the Effective Date, including, without limitation any severance policy set forth in Section 1.17 of the Cardtronics Employee Manual for U.S. employees. This Section 6.10(a) shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement.

(b)     BidCo and its Affiliates shall maintain all Company Plans that are health and welfare plans in effect as of the Effective Date, through calendar year 2021 and thereafter, BidCo shall use commercially reasonable efforts to (i) cause any preexisting conditions or limitations and eligibility waiting periods under any group health or welfare plans of BidCo or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents and (ii) give each Continuing Employee credit for the plan year in which the Continuing Employee commence participation in a corresponding employee benefit plan of BidCo or an Affiliate towards applicable deductibles, copayments, coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the date of commencement in such new plan of BidCo or an Affiliate for which payment has been made. BidCo shall, to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company, its subsidiaries and predecessors for purposes of eligibility to participate, vesting credit, level of benefits and benefit accrual (but excluding benefit accrual under defined benefit pension plans) under each applicable BidCo benefit plan as if such service had been performed with BidCo; provided, that such recognition of service shall not apply (x) for purposes of any BidCo benefit plan under which similarly situated employees of BidCo and its subsidiaries participate and do not receive credit for prior service or (y) for purposes of any plan or arrangement that is grandfathered or frozen and not open to new participants, either with respect to the level of benefits or participation.

(c)     As of the Effective Date, BidCo shall or shall cause the Company to, assume or retain, as the case may be, all obligations of the Company and its subsidiaries for the accrued and unused vacation and paid time off of the Continuing Employees. Continuing Employees shall be permitted to use such accrued and unused vacation and paid time off in accordance with the Company’s or a subsidiary’s, as applicable, policies and procedures as may be in effect from time to time.

(d)     BidCo shall or shall cause the Company or its subsidiaries to pay Continuing Employees annual cash bonus amounts for the full year in which the Effective Date occurs in accordance with the terms of the applicable cash bonus plans in effect immediately prior to the Effective Date. If the annual cash bonus with respect to the 2020 fiscal year has not been paid prior to the Effective Date, BidCo shall or shall cause the Company or its subsidiaries to pay such bonuses on terms approved by the Company’s compensation committee prior to the Effective Date at the regularly scheduled time in the ordinary course.

(e)     Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of BidCo, the Company or any Affiliate of BidCo, or shall interfere with or restrict in any way the rights of BidCo, the Company or any Affiliate of BidCo, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in Section 6.10(a) shall (i) be deemed or construed to be an amendment or other modification of any Benefit Plan, (ii) deemed or construed to establish any Benefit Plan, (iii) prevent or limit BidCo, the Company or any Affiliate of BidCo from amending or terminating any Benefit Plans in accordance with their terms and subject to Section 6.10(a), or (iv) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.11       Directors’ and Officers’ Indemnification and Insurance.

(a)     From and after the Effective Date, BidCo shall cause the Company to assume all obligations of the Company and its subsidiaries in respect of exculpation, indemnification and advancement of expenses for each individual who on the Effective Date is, or at any time prior to the Effective Date was, a director or officer of the Company, or, while a director or officer of the Company, is or was a director or officer of its subsidiaries (each, an “Indemnified Party”), for acts or omissions occurring on or prior to the Effective Date as provided in the Certificate of Incorporation and Articles of Association as in effect on the date of this Agreement. For a period of six (6) years from the Effective Date, the Company shall maintain, and BidCo shall cause the Company to maintain, provisions of the Certificate of Incorporation and Articles of Association with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company that are no less favorable to the Indemnified Parties than are set forth in the Certificate of Incorporation and Articles of Association as in effect on the date of this Agreement, and shall not prior to the expiration of such period amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) made within such six (6)-year period shall continue until the disposition or resolution of such Proceeding in accordance with the Company’s Certificate of Incorporation and Articles of Association. Anything to the contrary in this Section 6.11 notwithstanding, any Person to whom an advancement of expenses is provided in connection with a Proceeding shall be required to provide, as a condition to such advancement, an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification in connection with such Proceeding. In the event of any such Proceeding (x) neither BidCo nor Company shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent and (y) the Company shall cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.11, (i) the Company or BidCo shall have the right, but not the obligation, to control the defense thereof after the Effective Date, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Company shall elect to control the defense of any such Proceeding, (iii) the Company shall advance all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, whether or not the Company shall elect to control the defense of any such Proceeding and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)    Any Indemnified Party wishing to claim indemnification or an advancement of expenses under Section 6.11, upon learning of any such Proceeding, shall promptly notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Company.

(c)     BidCo shall maintain, or shall cause the Company to maintain, at no expense to the beneficiaries, in effect for a period of six (6) years from the Effective Date the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as disclosed in Section 6.11 of the Company Disclosure Letter with respect to matters existing or occurring on or prior to the Effective Date; provided, however, that after the Effective Date, BidCo shall not be required to pay in the aggregate for such coverage more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At BidCo’s option, BidCo may direct the Company to purchase a six (6)-year prepaid “tail policy” to incept on the Effective Date at a cost no greater than the aggregate amount that the Company would be permitted to spend during the six (6)-year period provided for in this Section 6.11(c) on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Date, including the transactions contemplated hereby. In the event BidCo elects to purchase such a “tail policy” in accordance with this Section 6.11(c) prior to the Effective Date, the Company shall (and BidCo shall cause the Company to) maintain such “tail policy” in full force and effect. BidCo agrees to cause the Company to honor and perform all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party on the terms and conditions set forth therein and solely to the extent disclosed in Section 6.11 of the Company Disclosure Letter.

(d)       If BidCo or the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of BidCo or the Company shall assume all of the obligations set forth in this Section 6.11.

(e)       The provisions of this Section 6.11 shall survive the Acquisition and, following the Effective Date, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and Representatives.

Section 6.12        Treatment of Company Indebtedness.

(a)          Prepayment of Indebtedness under Company Credit Facilities.

(i)            The Company shall use reasonable best efforts, and shall cause its applicable subsidiaries to use reasonable best efforts, to deliver to BidCo on or prior to the Effective Date (with drafts delivered at least two (2) Business Days prior to the Effective Date) copies of payoff letters (subject to the delivery of funds as arranged by BidCo) with respect to the Company Credit Facilities in customary form, which payoff letters shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Company Credit Facilities as of the anticipated Effective Date (and, if applicable, the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount under such payoff letters, the Company Credit Facilities and all related loan documents shall be terminated and (C) provide that all Liens and guarantees in connection with the Company Credit Facilities relating to the assets and properties of the Company or any of its subsidiaries securing the obligations under the Company Credit Facilities shall be released and terminated upon payment of the Payoff Amount on the Effective Date.

(ii)           The Company shall use reasonable best efforts, and shall cause its applicable subsidiaries to use reasonable best efforts, to unwind or novate or assist BidCo in connection with the unwinding or novation of any outstanding interest rate or other swaps or hedges on the Effective Date that are designated by BidCo in writing to the Company at least five (5) Business Days prior to the Effective Date (notice of which may be delivered by the Company to the applicable interest rate, swap or hedge counterparty at BidCo’s request in advance of the Effective Date so long as the underlying swap or hedge documentation permits any such notice to be contingent upon the consummation of the Acquisition).

(b)          Senior Notes.

(i)            BidCo will be permitted to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Indenture) and/or any tender offer and to conduct a consent solicitation, if any (each, a “Debt Offer” and, collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Senior Notes on terms that are acceptable to BidCo; provided, that any such Debt Offer is consummated using funds provided by BidCo and at BidCo’s expense. BidCo shall provide the Company with the necessary offer to purchase or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents. The Debt Offers shall be conducted in compliance with the Indenture and applicable Law, including SEC rules and regulations. The Company shall, and shall cause its subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by BidCo in connection with any Debt Offer; provided, that the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the Indenture and applicable Laws.

(ii)            Subject to the receipt of any requisite consents in connection with a consent solicitation, the Company and its subsidiaries shall execute a supplemental indenture to the Indenture in accordance with the Indenture, amending the terms and provisions of the Indenture as described in the Debt Offer Documents as reasonably requested by BidCo, which supplemental indenture shall become operative no earlier than the Effective Date or the acceptance for purchase of the Senior Notes by BidCo, and shall use reasonable best efforts to cause the trustee under the Indenture to enter into such supplemental indenture. The Company shall, and shall cause its subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by BidCo in connection with the execution of supplemental indentures, including, if requested by BidCo, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this clause (ii) to the extent such legal opinion is required to be delivered prior to the Effective Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion with respect to a Debt Offer that in the reasonable opinion of the Company does not comply with applicable Laws or the Indenture.

(iii)          If requested by BidCo, in lieu of or in addition to BidCo commencing a Debt Offer for the Senior Notes, the Company shall use its reasonable best efforts, to the extent permitted by the Indenture, to (A) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Senior Notes (which may be delivered at BidCo’s request in advance of the Effective Date so long as they are contingent upon the occurrence of the Effective Date (it being understood and agreed that they may also be contingent upon the occurrence of other events in addition to the occurrence of the Effective Date)), pursuant to the redemption provisions of the Indenture and (B) take any other actions reasonably requested by BidCo to facilitate the satisfaction and discharge of the Senior Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture applicable thereto. If a conditional notice of redemption is given, BidCo shall ensure that on the Effective Date, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with such redemption.

(c)    The Company shall, and shall cause its subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all customary cooperation reasonably requested by BidCo in connection with this Section 6.12.

Section 6.13       BidCo Financing.

(a)     BidCo shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing in an amount required to satisfy the Financing Uses no later than the Effective Date on the terms and conditions described in or contemplated by the Commitment Letters (or on other terms (x) that are not less favorable to BidCo than the terms and conditions (including any “market flex” provisions contained in the Debt Fee Letter) set forth in the Commitment Letters and (y) so long as such other terms would not have any result, event or consequence described in Section 6.13(c)(ii)), including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters, (ii) negotiate and execute definitive agreements with respect to the Debt Financing required to satisfy the Financing Uses (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary or advisable in connection with the funding of the Debt Financing) on the terms and conditions contained in the Debt Commitment Letter (or on other terms (x) that are not less favorable to BidCo than the terms and conditions (including any “market flex” provisions contained in the Debt Fee Letter) set forth in the Commitment Letters and (y) so long as such other terms would not have any result, event or consequence described in Section 6.13(c)(ii)) (such definitive agreements, the “Definitive Financing Agreements”), (iii) satisfy and comply with on a timely basis (except to the extent that BidCo has obtained the waiver of) all conditions and covenants to the funding or investing of the Financing in the Commitment Letters and the Definitive Financing Agreements that are to be satisfied by BidCo and are within its control, (iv) enforce BidCo’s rights under the Commitment Letters (including, with respect to the Debt Commitment Letter, BidCo’s right to cause the Debt Financing Sources to fund the Debt Financing upon the satisfaction of the conditions set forth in the Debt Commitment Letter) and (v) consummate the Financing in an amount required to satisfy the Financing Uses on or prior to the Effective Date. BidCo shall comply with its obligations under the Commitment Letters in a timely and diligent manner.

(b)     In the event that, notwithstanding the use of reasonable best efforts by BidCo to satisfy its obligations under Section 6.13(a), any portion of the Debt Financing in an amount required to satisfy the Financing Uses (after taking into account any available Equity Financing and the portion of the Debt Financing that remains available) becomes unavailable on the terms and conditions (including any “market flex” provisions set forth in the Debt Fee Letter) contemplated by the Debt Commitment Letter or the Equity Commitment Letter or any of the Definitive Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, BidCo shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, notify the Company of such unavailability and the reason therefor and BidCo shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain from the same and/or Alternative Financing sources, alternative financing on terms and conditions not materially less favorable to BidCo than the terms and conditions (including any “market flex” provisions set forth in the Debt Fee Letter) contained in the Debt Commitment Letter in an amount sufficient, when added to the portion of the Debt Financing that is and remains available and taking into account any available Equity Financing, to satisfy the Financing Uses (“Alternative Financing”) and to obtain and provide the Company with a copy of any new executed commitment letter that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). For purposes of this Agreement (other than with respect to representations in this Agreement made by BidCo that speaks to the date of this Agreement) references to (i) the “Financing” and “Debt Financing” shall include the Debt Financing and any such Alternative Financing, (ii) the “Commitment Letter” and the “Debt Commitment Letter” shall include the Debt Commitment Letter to the extent not superseded by the Alternative Financing Commitment Letter and any such Alternative Financing Commitment Letter, (iii) the “Definitive Financing Agreements” shall include the definitive documentation relating to the debt financing completed by the Debt Commitment Letter and any such Alternative Financing and (iv) the “Debt Financing Sources” shall include the financial institutions and other entities party to any Alternative Financing Commitment Letter.

(c)     BidCo shall not, and shall cause its Affiliates not to, permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, (i) the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder) without the prior written consent of the Company or (ii) the Debt Commitment Letter without the prior written consent of the Company, if such amendment, restatement, supplement, termination, modification or waiver would (A) impose new, modified or additional conditions precedent to the funding of the Debt Financing, (B) be reasonably expected to prevent or delay the availability of all or a portion of the Debt Financing necessary to satisfy the Financing Uses (after taking into account any available Equity Financing) or the consummation of the transactions contemplated hereby, (C) reduce the aggregate amount of the Debt Financing below the amount necessary to satisfy the Financing Uses (after taking into account any available Equity Financing) or (D) otherwise adversely affect the ability of BidCo to enforce its rights under the Debt Commitment Letter; provided, that, for the avoidance of doubt, BidCo may amend the Debt Commitment Letter to add initial lenders, lead arrangers, bookrunners, syndication agents or other similar roles that had not executed the Debt Commitment Letter as of the date of this Agreement to the extent doing so would not impose new, modified or additional conditions or expand any existing conditions to the amount, receipt or availability of the Debt Financing or result in any amendments to the Debt Commitment Letter that would not otherwise be permitted without the Company’s consent. As promptly as practicable following execution thereof (but in any event within two (2) Business Days), BidCo shall furnish to the Company a correct and executed copy of any such amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Commitment Letters and the Debt Fee Letter and any other fee letters entered into in connection with the Debt Financing (which may be redacted in a manner consistent with the redactions permitted by Section 4.8). For purposes of this Agreement (other than with respect to representations in this Agreement made by BidCo that speaks as of the date of this Agreement), references to (1) the “Equity Financing,” “Debt Financing” and “Financing” will include the financing contemplated by the Commitment Letters as permitted by this Section 6.13 to be amended, restated, replaced, supplemented or otherwise modified or waived and (2) the “Debt Commitment Letter,” “Equity Commitment Letter” or “Commitment Letters” shall include such document as amended, restated, replaced, supplemented or otherwise modified or waived to the extent such amendment, restatement, replacement, supplement, other modification or waiver was expressly permitted under this Section 6.13, in each case from and after the date such expressly permitted amendment, restatement, replacement, supplement or other modification or waiver.

(d)            Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.13 will require, and in no event will the reasonable best efforts of BidCo be deemed or construed to require, BidCo to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any fees materially in excess of the fees and other amounts contemplated by the Equity Commitment Letter and/or the Debt Commitment Letter (including any “market flex” provisions set forth in the Debt Fee Letter).

(e)            Upon the request of the Company, BidCo shall keep the Company informed as promptly as practicable (and in any event within two (2) Business Days of each such request) in reasonable detail of the status of its efforts to arrange the Debt Financing and/or obtain any Alternate Financing. Without limiting the generality of the foregoing, BidCo shall give the Company prompt written notice after BidCo’s knowledge of (i) any default or breach (or any event that, with or without notice, lapse of time or both, would, or would reasonably be expected to, give rise to any default or breach) by any party under any of the Commitment Letters or the Definitive Financing Agreements of which BidCo becomes aware, (ii) any termination of any of the Commitment Letters, (iii) the receipt by BidCo of any written notice or other written communication from any Financing Source with respect to any (A) actual or potential default, breach, termination or repudiation of any Commitment Letter or any Definitive Financing Agreement, or any material provision thereof, in each case by any party thereto, or (B) material dispute or disagreement between or among any parties to any Commitment Letter or the Definitive Financing Agreements that would reasonably be expected to prevent or materially delay the Effective Date or make the funding of the Debt Financing and/or Equity Financing required to satisfy the Financing Uses on the Effective Date less likely to occur, (iv) the occurrence of an event or development that could reasonably be expected to adversely impact the ability of BidCo to obtain all or any portion of the Debt Financing and/or Equity Financing necessary to satisfy the Financing Uses and (v) any condition precedent to any of the Debt Financing and/or Equity Financing that BidCo has any reason to believe will not be satisfied at the Effective Date.

(f)            From the date of this Agreement until the earlier of the Effective Date and the valid termination of this Agreement in accordance with Article VIII, the Company agrees to use reasonable best efforts to provide, and shall cause its subsidiaries and their respective Representatives to use reasonable best efforts to provide, in each case at BidCo’s sole expense, all reasonable and customary cooperation as may be reasonably requested by BidCo to assist BidCo in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by BidCo and as is reasonably necessary or customary for financings similar to the financings contemplated by the Debt Commitment Letter (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act), including using reasonable best efforts to:

(i)            as promptly as reasonably practicable (A) furnish BidCo with the Required Information and other information regarding the Company and its subsidiaries that is reasonably requested by BidCo and customarily included in marketing materials or offering documents for financings similar to the financings contemplated by the Debt Commitment Letter and is readily available to the Company and (B) inform BidCo if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have actual knowledge of any facts as a result of which a restatement of any financial statements included in the Required Information is probable or under active consideration in order for such financial statements to comply with GAAP;

(ii)            upon reasonable prior written notice, and at mutually agreed times and locations, cause appropriate members of the Company’s senior management team to participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies and use reasonable best efforts to assist BidCo in obtaining ratings in connection with the Debt Financing;

(iii)           reasonably assist BidCo and the Debt Financing Sources with the reasonably timely preparation of customary (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, offering documents, prospectuses and similar customary documents for use in connection with the Debt Financing, including reviewing and commenting on BidCo’s draft of a business description to be included in marketing materials or offering documents;

(iv)           reasonably assist BidCo with the preparation of pro forma financial information and pro forma financial statements reflecting the transactions contemplated hereby and the Debt Financing to the extent required by SEC rules and regulations or necessary or reasonably requested by BidCo or the Debt Financing Sources to be included in any marketing materials or offering documents or of the type required by the Debt Commitment Letter, it being agreed that (x) BidCo shall be responsible for the preparation of any pro forma financial statements, pro forma financial information and marketing materials for the Debt Financing and (y) the Company and its subsidiaries will not be required to provide information covering any period after the Effective Date or provide any Excluded Information;

(v)            request and reasonably facilitate the Company’s independent auditors to (A) provide, consistent with customary practice, customary auditors consents (including consents of accountants for use of their reports in any materials relating to the Debt Financing) and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its subsidiaries and (B) attend a reasonable number of accounting due diligence sessions and drafting sessions;

(vi)           promptly execute and deliver to BidCo and the Debt Financing Sources at least four (4) Business Days prior to the Effective Date all documentation and other information with respect to the Company and its subsidiaries that is required by the Debt Financing Sources in connection with the Debt Financing to comply with applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the requirements of 31 C.F.R. §1010.230 and that has been requested of the Company by BidCo at least eight (8) Business Days prior to the Effective Date;

(vii)         subject to Section 6.13(g)(iv), execute and deliver as of the Effective Date any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangements, other definitive financing documents, or other certificates or documents as required by the Debt Commitment Letter and as may be reasonably requested by BidCo (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter) it being understood that such documents will not take effect until the Effective Date, and otherwise reasonably assist in facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing to the extent required by the Debt Commitment Letter (including using reasonable best efforts to deliver any original stock certificates and related powers and any original promissory notes and related powers);

(viii)        cooperate with the Debt Financing Sources’ reasonable due diligence requests; and

(ix)           to the extent required under the Debt Commitment Letter, provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources as contemplated by the Debt Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Company or its subsidiaries or their securities and as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing.

(g)            Notwithstanding anything in Section 6.13(f) and Section 6.13(h) to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Company or its subsidiaries, (ii) nothing in Section 6.13(f) shall require cooperation of the Company, any of its subsidiaries, Affiliates or Representatives to the extent that it would (A) subject any of the Company’s or its subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability (as opposed to liability in his or her capacity as a director, manager, officer or employee of such Person), (B) reasonably be expected to conflict with, violate or result in a default or breach under the Company’s or any of its subsidiaries’ organizational documents, any applicable Law, this Agreement or material Contracts or (C) cause any condition to the consummation of the Acquisition set forth in Article VII not to be satisfied, (iii) prior to the Effective Date, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other expense, liability or obligation or make any other payment or agree to provide any indemnity in connection with the Debt Financing, in each case, that has not been or will not be reimbursed or indemnified by BidCo, (iv) none of the Company, its subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Debt Financing that is not contingent upon the consummation of the Acquisition or that would be effective prior to the Effective Date (other than representation letters and authorization letters referred to above) and the directors and managers of the Company’s subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Effective Date unless BidCo shall have determined that such directors and managers are to remain as directors and managers of the Company’s subsidiaries on and after the Effective Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Effective Date and (v) nothing in Section 6.13(f) or Section 6.13(h) shall oblige the Company to provide any information which (A) would result in the loss or waiver of any attorney-client privilege of the Company or any of its subsidiaries or (B) would contravene any applicable Law, rule, regulation or order (provided, that the Company shall use reasonable best efforts to make substitute arrangements or permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege) and/or (vi) nothing in Section 6.13(f) or Section 6.13(h) shall require the Company to prepare any financial statements or financial information unless such financial statements or financial information are prepared in the ordinary course of business and derivable from the Company’s or its subsidiaries’ historical books and records. The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is reasonable and customary and is not intended to, nor reasonably likely to, harm or disparage the Company or its subsidiaries in any respect.

(h)            The Company will use its reasonable best efforts, and will cause each of its subsidiaries to use its respective reasonable best efforts, to periodically update any Required Information provided to BidCo as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease or be deemed not to have commenced pursuant to the definition of “Marketing Period.” For the avoidance of doubt, subject to the limitations set forth in Section 6.13(g), BidCo may, to most effectively access the financing markets, request the cooperation of the Company and its subsidiaries under this Section 6.13 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Effective Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be affected by any such attempt or recommence or otherwise restart upon any such attempt. The Company agrees to (A) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K in accordance with the time periods required by the Exchange Act and (B) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Effective Date. In addition, subject to the limitations set forth in Section 6.13(g), if, in connection with any marketing materials, offering documents or disclosure related to the Debt Financing, BidCo reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company or its subsidiaries or their securities, which information BidCo reasonably determines (and the Company does not reasonably object) to include in an offering memorandum or other marketing materials for the Debt Financing, then the Company shall file such Current Report on Form 8-K.

(i)             BidCo shall indemnify, defend and hold harmless each of the Company, its subsidiaries, their Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their cooperation in arranging the Debt Financing and the performance of their respective obligations under Section 6.12 and this Section 6.13 and the provision of any information utilized in connection therewith (other than information provided by the Company or its subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company and its subsidiaries or their respective Representatives. BidCo shall, promptly upon written request of the Company (and in any event within ten (10) days after any such request), reimburse the Company and its subsidiaries for all out-of-pocket fees, costs and expenses incurred by the Company or its subsidiaries in connection with the cooperation required by Section 6.12 and this Section 6.13.

(j)            Notwithstanding anything to the contrary contained herein, BidCo acknowledges and agrees that its obligations to consummate the Acquisition and the other transactions contemplated hereby are not contingent upon BidCo obtaining the Financing, any Alternative Financing or any other third party financing.

Section 6.14       Takeover Statutes. The Company shall not, and shall cause its subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law (including the UK City Code on Takeovers and Mergers) to become applicable to this Agreement, the Acquisition or any of the transactions contemplated hereby. If any Takeover Law is or may become applicable to the Acquisition or the other transactions contemplated by this Agreement, each of the Company and BidCo and the members of their respective boards of directors shall grant such approvals and shall use reasonable best efforts to take such actions so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.14 shall be construed to permit BidCo to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 6.15       Transaction Litigation. In the event that any Company Shareholder litigation related to this Agreement, the Acquisition or the other transactions contemplated by this Agreement is brought or threatened to be brought against the Company, its officers or any members of the Board after the date of this Agreement and prior to the Effective Date (the “Transaction Litigation”), the Company shall promptly (and, in any event, within one (1) Business Day) notify BidCo of any such Transaction Litigation and shall keep BidCo reasonably informed with respect to the status thereof, including, by promptly (and, in any event, within one (1) Business Day) providing BidCo copies of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give BidCo the opportunity to participate in the defense or settlement of any Transaction Litigation (including by allowing for advance review and comment on all filings or responses to be made in connection therewith) or settlement (including the right to participate in (at BidCo’s expense) the negotiations, arbitrations or mediations with respect thereto) and shall give due good faith consideration to BidCo’s advice with respect to such Transaction Litigation and the underlying strategy documentation with respect thereto. The Company shall not cease to defend, settle or agree to settle any Transaction Litigation without BidCo’s prior written consent (in its sole discretion).

Section 6.16          Rule 16b-3. Prior to the Effective Date, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17          Director Resignations. Prior to the Effective Date, the Company shall obtain and deliver to BidCo the resignation (in form and substance reasonably satisfactory to BidCo) of each director of the Company from his or her corporate offices (but not his or her employment) with the Company, effective as of the Effective Date (or, at the option of BidCo, a later time).

Section 6.18          Warrants.

(a)            Prior to the Effective Date, the Company shall use its commercially reasonable efforts to, and shall cause its subsidiaries and its and their respective directors and officers to, and shall use its commercially reasonable efforts to cause its other Representatives to, take all actions reasonably requested by BidCo in connection with making elections under, amending, negotiating adjustments, obtaining waivers, and/or unwinding or otherwise settling the Warrants; provided, that, unless otherwise agreed by the parties, each such election, amendment, negotiated adjustment, waiver, unwinding and settlement shall take effect on or after the Effective Date. Without limiting the foregoing, the Company shall use its commercially reasonable efforts to cooperate with BidCo at BidCo’s request (including taking the express direction of BidCo) in connection with, and at BidCo’s request shall use its commercially reasonable efforts to initiate or continue, any discussions or negotiations with the counterparties to the Warrants or any of their respective affiliates or any other Person, in each case, to the extent such affiliate or other Person expressly represents the interests of the counterparties to the Warrants or is empowered to make any determinations, adjustments, cancelations, terminations, exercises, settlements or computations under the Warrants (any such counterparty, affiliate or Person, a “Hedge Counterparty”), with respect to any determination, adjustment or computation in connection with the Warrants. The Company shall promptly provide BidCo with any written notices or other documents received from any Hedge Counterparty with respect to any adjustment, determination, cancelation, termination, exercise, settlement or computation under, or in connection with any discussions or negotiations related to, the Warrants. The Company shall not, and shall cause its Representatives not to, except as contemplated herein, terminate or otherwise settle the Warrants, enter into any discussions, negotiations or agreements in respect of the Warrants or negotiate any adjustments, make any elections, amendments, modifications or other changes to the terms of the Warrants without BidCo’s prior written consent (in BidCo’s sole discretion), except as expressly required pursuant to the terms thereof (as in effect on the date of this Agreement) and shall use its commercially reasonable efforts to keep BidCo fully informed on a reasonably current basis of all such discussions and negotiations and shall give BidCo the option to participate (or have its counsel participate) in any such discussions and negotiations. The Company shall provide BidCo and its counsel reasonable advance opportunity to review and comment on any written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Warrants taking into account any such comments in good faith prior to making any such response, and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any reasonable questions from, and reflect any reasonable comments made by, BidCo or its counsel with respect thereto prior to making any such response.

(b)            Prior to the Effective Date and without limitation to the other provisions of this Section 6.18, the Company shall take all such actions as may be required and may take any actions contemplated by the terms of the applicable Warrants, including the giving of any written notices or communication in connection with the Acquisition. The Company shall use its commercially reasonable efforts to provide BidCo and its counsel reasonable advance opportunity to review and comment on any such written notice or communication taking into account any such comments in good faith prior to the dispatch or making thereof, and the Company shall use its commercially reasonable efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, BidCo or its counsel with respect thereto prior to the dispatch or making thereof.

Section 6.19       Switching. Other than pursuant to any revisions to this Agreement negotiated on the basis set out in Section 6.2(b), BidCo may not elect to implement the Acquisition by means of a takeover offer within the meaning of Section 974 of CA 2006 at any time without first obtaining the written consent (in its sole discretion) of the Company.

Article VII

CONDITIONS OF THE ACQUISITION

Section 7.1          Conditions to Obligation of Each Party to Effect the Acquisition. The respective obligations of each Party to effect the Acquisition shall be subject to the satisfaction (or waiver by BidCo and the Company) on or prior to the date of the Court Hearing of the following conditions:

(a)            Scheme Conditions.

(i)           The Scheme has been approved by a majority in number representing not less than seventy-five percent (75%) in value of Company Shareholders who are on the register of members of the Company (or the relevant class or classes thereof) at the Voting Record Time, present and voting (and who are entitled to vote), whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required (or any adjournment thereof);

(ii)          The resolutions required to implement the Scheme being duly passed by the requisite majority of the Company Shareholders at the General Meeting (or any adjournment thereof); and

(iii)         The sanction of the Scheme by the Court (with or without modification (but subject to any modification being on terms acceptable to BidCo and the Company)).

(b)            Orders. No Law, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains, enjoins or otherwise makes illegal the consummation of the Acquisition and shall remain in effect.

(c)            Regulatory Clearances. The waiting period (and any extension thereof) applicable to the consummation of the Acquisition under (i) the HSR Act and (ii) the other Antitrust or Foreign Investment Laws identified in Section 7.1(c) of the Company Disclosure Letter shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained (collectively, the “Clearances”).

Section 7.2          Conditions to Obligations of BidCo. The obligations of BidCo to effect the Acquisition shall be further subject to the satisfaction (or waiver by BidCo) on or prior to the date of the Court Hearing of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.3(d), Section 3.3(f), Section 3.4, Section 3.9(a), Section 3.19 and Section 3.20 of this Agreement shall be true and correct in all respects (except with respect to the representations and warranties in Section 3.1(b), Section 3.1(c), Section 3.1(d), Section 3.3(a), Section 3.3(b), Section 3.3(c) and Section 3.3(d) any failure to be so true and correct that is de-minimis in nature), both when made and at and as of the date of the Court Hearing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.5, Section 3.16 and Section 3.23 of this Agreement shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), both when made and at and as of the date of the Court Hearing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), both when made and at and as of the date of the Court Hearing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have or result in a Material Adverse Effect as of the date of the Court Hearing;

(b)            Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations, and performed or complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement on or prior to the date of the Court Hearing;

(c)            Material Adverse Effect. Since the date of this Agreement, there shall not have been, nor shall there be, any Material Adverse Effect; and

(d)            Certificate. BidCo shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3          Conditions to Obligations of the Company. The obligation of the Company to effect the Acquisition shall be further subject to the satisfaction (or waiver by the Company) on or prior to the date of the Court Hearing of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of BidCo (i) in Section 4.1 and Section 4.2 shall be true and correct in all respects, both when made and at and as of the date of the Court Hearing as though made on and as of such date (except to the extent that such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (ii) the other provisions of Article IV shall be true and correct, both when made and at and as of the date of the Court Hearing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of BidCo to consummate the transactions contemplated by this Agreement (“BidCo Material Adverse Effect”);

(b)            Performance of Obligations of BidCo. BidCo shall have performed or complied in all material respects the obligations, and performed or complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement on or prior to the date of the Court Hearing; and

(c)            Certificate. The Company shall have received a certificate of an executive officer of BidCo, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4          Frustration of Conditions. Neither the Company nor BidCo may rely, either as a basis for not consummating the Acquisition or terminating this Agreement and abandoning the Acquisition, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s breach in any material respect of any provision of this Agreement.

Section 7.5          General.

(a)            On or before the date of the satisfaction (or, where permitted or required under this Agreement, waiver by BidCo or the Company, as applicable) of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than the condition set forth in Section 7.1(a)(iii) and any other condition capable of satisfaction only at the Court Hearing, but subject to the fulfillment or waiver of those conditions on the date of the Court Hearing) (the “Satisfaction Date”), the Parties shall submit a request to the Court to schedule the Court Hearing on the soonest practicable date that is at least twelve (12) Business Days but no more than fifteen (15) Business Days after the Satisfaction Date.  Notwithstanding such request, the date on which the Court schedules the Court Hearing (as such date may be rescheduled in accordance with this Section 7.5(a)) is referred to herein as the “Scheduled Court Hearing Date.”  Notwithstanding anything to the contrary in this Agreement, the Parties agree (i) to submit a request to the Court that the Scheduled Court Hearing Date shall be no earlier than the date that is twelve (12) Business Days after the date on which the Parties shall submit the request to the Court to schedule the Court Hearing and, in the event that notwithstanding such request the Court does in fact schedule the Court Hearing for a date that is earlier than the date that is twelve (12) Business Days after such request, BidCo shall have the right to require that the Parties submit a request to the Court to reschedule the Court Hearing to a date that is not earlier than the date that is twelve (12) Business Days after such original request, (ii) that if the Marketing Period has not commenced on the Satisfaction Date, the Parties shall instead submit the request to the Court to schedule the Court Hearing on the date on which the Marketing Period has commenced (which request will include a requested Court Hearing date that is at least twelve (12) Business Days but no more than fifteen (15) Business Days after the Marketing Period has commenced in accordance with the definition thereof, unless the Parties otherwise agree in writing); (iii) that if at any time prior to then-Scheduled Court Hearing Date the Marketing Period shall cease or be deemed not to have commenced pursuant to the definition of “Marketing Period,” the Parties shall submit a request to the Court to reschedule the Court Hearing to a date that otherwise complies with this Section 7.5(a) and (iv) in no event shall the date requested by the Parties for the Court Hearing be a date which is prior to the final day of the Marketing Period.

(b)            BidCo shall appear by counsel at the Court Hearing (either individually or jointly with the Company) to undertake to be bound by the Scheme following the satisfaction (or, where permitted or required under this Agreement, waiver by BidCo or the Company, as applicable) of the conditions set forth in Section 7.1 or Section 7.2 (other than the condition set forth in Section 7.1(a)(iii) and any other condition capable of satisfaction only at the Court Hearing, but subject to the fulfillment or waiver of those conditions on the date of the Court Hearing).

(c)            BidCo covenants that by no later than 9:00 a.m. (London time) on the date of the Court Hearing, it shall deliver a notice in writing to the Company either: (i) confirming the satisfaction or BidCo’s waiver of all conditions set forth in Section 7.1 or Section 7.2; or (ii) confirming its intention to invoke a condition and, if (ii), it shall in such notice identify the condition or conditions which BidCo considers it is entitled to invoke and provide reasonable details of the event which has occurred, or circumstance which has arisen, which BidCo considers entitle it to invoke that condition or those conditions.

(d)            The Company covenants that it will deliver the Court Order to the Registrar of Companies on the date that is two (2) Business Days after the date the Court sanctions the Scheme (or such other date as the Parties may agree in writing).

(e)            Each of the Company and BidCo shall keep the other Party reasonably informed promptly of (i) the progress towards obtaining the Clearances and, if the Company or BidCo is, or becomes, aware of any matter which might reasonably be considered to be material in the context of obtaining such clearances, the Company or BidCo, as applicable, will as soon as reasonably practicable make the substance of any such matter known to the other Party and, so far as it is aware of the same, provide such details and further information as such other Party may reasonably request and (ii) any of the following of which the Company becomes aware of: the occurrence or existence or any fact, event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect or would cause or constitute a material breach of any representation, warranty, covenant or other agreement contained herein, provided, that nothing in this Section 7.5(e) shall oblige the other Party to provide any information to the other which (A) such Party determines in its reasonable judgment based on the advice of outside counsel would violate an obligation of confidentiality pursuant to any binding agreement entered into prior to the date of this Agreement to which it or any of its subsidiaries is a party so long as such Party shall have used reasonable best efforts to obtain the consent of such third party to such access or disclosure, (B) would result in the loss or waiver of any attorney-client privilege of such Party or any of its subsidiaries or (C) would contravene any applicable Law, rule, regulation, order (provided, that such Party shall use reasonable best efforts to make substitute arrangements or permit such disclosure in a manner that would not violate such restrictions).

Article VIII

TERMINATION

Section 8.1         Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Effective Date, notwithstanding the Company Requisite Vote having been obtained:

(a)            by mutual written consent of BidCo and the Company;

(b)            by BidCo or the Company if any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree, ruling, judgment or injunction, or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such order, decree, ruling, judgment, injunction or other action is or shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such standard of efforts to the extent required by and subject to Section 6.5 to prevent, oppose and remove such restraint, injunction or other prohibition;

(c)            by either BidCo or the Company if the Effective Date shall not have occurred on or before 11:59 p.m. (New York City time) on September 14, 2021 (as it may be extended pursuant to this Section 8.1(c), the “End Date”); provided, that (i) in the event the Marketing Period has commenced but has not yet been completed at the time of the End Date, the End Date may be extended by BidCo in its sole discretion until three (3) Business Days after the final date of the Marketing Period and (ii) in the event the Court Hearing has been scheduled but the condition set forth in Section 7.1(a)(iii) shall not have been satisfied at the time of the End Date, the End Date shall automatically be extended to the date that is three (3) Business Days after the date of the Scheduled Court Hearing Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if such Party is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed on or prior to the Effective Date, where such breach has been the primary cause of the failure of the Effective Date to occur on or before the End Date;

(d)            by written notice from the Company if there shall have been a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of BidCo contained in this Agreement, or any such representation or warranty shall be untrue in any material respect, which breach, failure to perform or failure to be true, individually or in the aggregate, would result in a condition set forth in Section 7.3(a) or Section 7.3(b) not being satisfied and, in either such case, such breach or failure is not cured prior to the earlier of (A) thirty (30) Business Days after written notice thereof is given by the Company to BidCo or (B) the End Date; provided, that (x) the Company shall have first given BidCo written notice at least thirty (30) Business Days prior to such termination (or promptly, if such written notice is given within thirty (30) Business Days prior to the End Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination and (y) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(e)            by written notice from BidCo if:

(i)            there shall have been a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue in any material respect, which breach, failure to perform or failure to be true, individually or in the aggregate, would result in a condition set forth in Section 7.2(a) or Section 7.2(b) not being satisfied and, in either such case, such breach or failure is not cured prior to the earlier of (A) thirty (30) Business Days after written notice thereof is given by BidCo to the Company or (B) the End Date; provided, that (x) BidCo shall have first given the Company written notice at least thirty (30) Business Days prior to such termination (or promptly, if such written notice is given within thirty (30) Business Days prior to the End Date), stating BidCo’s intention to terminate this Agreement pursuant to this Section 8.1(e)(i) and the basis for such termination and (y) BidCo shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if BidCo is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)            the Board shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation; or

(f)            by either BidCo or the Company if the Company Requisite Vote shall not have been obtained at the Company Shareholders Meetings duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the Acquisition was taken;

(g)            by the Company at any time prior to the time the Company Requisite Vote is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with Section 6.2(b); provided, however, that the Company shall have concurrently with such termination paid or caused to be paid to BidCo the Company Termination Payment pursuant to Section 8.2(b); or

(h)            by the Company if (i) the conditions set forth in Section 7.1 and Section 7.2 (other than the condition set forth in Section 7.1(a)(iii) and any other condition capable of satisfaction only at the Court Hearing, but subject to the fulfillment or waiver of those conditions on the date of the Court Hearing) have been satisfied or waived in accordance with this Agreement, (ii) the Marketing Period has ended and the Company has irrevocably and unconditionally confirmed by written notice to BidCo after the end of the Marketing Period that (x) all conditions set forth in Section 7.3 have been satisfied (other than the condition set forth in Section 7.1(a)(iii) and any other condition capable of satisfaction only at the Court Hearing, but subject to the fulfillment or waiver of those conditions on the date of the Court Hearing) or that it will irrevocably and unconditionally waive any unsatisfied condition in Section 7.3, (y) it is prepared, willing and able to consummate the Acquisition and (z) it intends to terminate this Agreement pursuant to this Section 8.1(h), (iii) BidCo fails to consummate the Acquisition within three (3) Business Days after the delivery of such notice (and the Company has not revoked, withdrawn, modified or conditioned such notice) and (iv) at all times during such three (3) Business Day period, the Company stood ready, willing and able to consummate the Acquisition and the other transactions contemplated hereby.

Section 8.2          Effect of Termination.

(a)            Notwithstanding anything to the contrary in this Agreement, in the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of any Party hereto (or any direct or indirect equity holder, partner, controlling person, member, manager, director, officer, employee, Affiliate or Representative of such Party or such Party’s Affiliates or any of the foregoing’s successors or assigns), except, subject in all respects to this Section 8.2, Section 9.12 and Section 9.17 (including, in each case, the limitations set forth therein), as provided in Section 6.7(c), Section 6.9, Section 6.13(i), this Section 8.2, Section 8.3 and Article IX, which shall survive such valid termination, in each case, in accordance with its terms and conditions; provided, that, subject in all respects to this Section 8.2, Section 9.12 and Section 9.17 (including, in each case, the limitations set forth therein), (i) nothing herein shall relieve any Party hereto of any liability for damages resulting from such Party’s fraud prior to such valid termination and (ii) nothing herein shall relieve the Company of any liability for damages resulting from the Company’s or any of its subsidiaries’ Willful Breach prior to such valid termination (which, in the case of each of clauses (i) and (ii), the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching Party, including any damages sought by BidCo for any Willful Breach, such damages shall include the benefit of the bargain lost by such non-breaching party, taking into consideration relevant matters including opportunity cost and the time value of money); provided, however, that in no event will the BidCo Related Parties have any liability for monetary damages (including damages for fraud, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of the BidCo Termination Fee, subject in all respects to the limitations set forth in Section 8.2(g) and Section 9.17. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b)            In the event that:

(i)            (A) this Agreement is validly terminated by the Company pursuant to Section 8.1(g) or (B) this Agreement is validly terminated by BidCo pursuant to Section 8.1(e)(ii), then the Company shall pay the Company Termination Payment to BidCo (or one (1) or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(g), or in any other case as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds;

(ii)            this Agreement is validly terminated by either BidCo or the Company pursuant to Section 8.1(f) or Section 8.1(c) or by BidCo pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to the Company Shareholders Meetings an Acquisition Proposal shall have been made to the Company or its Representatives, to the Company Shareholders or shall have otherwise become publicly known and (B) within twelve (12) months after such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement providing for an Acquisition Proposal, or shall have consummated an Acquisition Proposal, then, in any such event, the Company shall pay to BidCo (or one (1) or more of its designees) the Company Termination Payment, such payment to be made concurrently with the earlier of the entry into such definitive agreement with respect to such Acquisition Proposal and two (2) Business Days from the consummation of such Acquisition Proposal, by wire transfer of immediately available funds; provided, that if a fee has previously been paid pursuant to clause (iii) below, then the amount of such Company Termination Payment shall be reduced by the payment made pursuant to clause (iii). For the purpose of this Section 8.2(b)(ii), all references in the definition of the term “Acquisition Proposal” to “fifteen percent (15%) or more” will be deemed to be references to “more than fifty percent (50%)”;

(iii)            this Agreement is validly terminated by BidCo pursuant to Section 8.1(e)(i) and prior to such termination an Acquisition Proposal shall have been made and becomes publicly known, the Company shall pay to BidCo (or one (1) or more of its designees) by wire transfer of immediately available funds an amount equal to $16,300,000, at or prior to the time of such termination; or

(iv)            (A) this Agreement is (1) validly terminated by the Company pursuant to Section 8.1(h) and (2) BidCo’s failure to consummate the Acquisition is a result of the Debt Financing Sources under the Debt Financing failure to fund the Debt Financing in full and/or the full proceeds of the Debt Financing are not available to BidCo on the date that the Effective Date should have occurred; or (B) this Agreement is (1) validly terminated by the Company pursuant to Section 8.1(d) and (2) the material breach or material failure by BidCo is the primary reason for the failure of the Acquisition to be consummated; provided, that prior to any such termination, the Company has irrevocably and unconditionally confirmed in writing to BidCo that it stands ready, willing and able to consummate the Acquisition and the other transactions contemplated hereunder, then, in consideration of the Company irrevocably and unconditionally agreeing not to (and causing its Affiliates not to) exercise, and agreeing to waive, any and all claims and rights it (or its Affiliates) may have against the BidCo Related Parties under, in connection with or related to this Agreement, the BidCo Guarantee, the Commitment Letters, any other agreement referenced herein or therein and the transactions contemplated hereby or thereby or otherwise, BidCo shall pay to the Company a fee in cash of $93,800,000 (the “BidCo Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable valid termination.

(c)           The Parties acknowledge and hereby agree that each of the BidCo Termination Fee and the Company Termination Payment, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Acquisition, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or BidCo be required to pay the BidCo Termination Fee, as the case may be, on more than one (1) occasion even if such fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and/or upon the occurrence of different events.

(d)           Each of the Company and BidCo acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i), Section 8.2(b)(ii) or Section 8.2(b)(iii) or BidCo fails to timely pay an amount due pursuant to Section 8.2(b)(iv), and, in order to obtain such payment, BidCo, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount set forth in Section 8.2(b)(i), Section 8.2(b)(ii) or Section 8.2(b)(iii) or any portion thereof, or a final and non-appealable judgement against BidCo for the amount set forth in Section 8.2(b)(iv), the Company shall pay to BidCo, or BidCo shall pay to the Company, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Company) up to a maximum aggregate amount of $500,000 in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to this Section 8.2(d) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under this Section 8.2(d).

(e)           Notwithstanding anything to the contrary in this Agreement, any Transaction Document or any other agreement referenced herein or therein or otherwise, but subject in all respects to this Section 8.2, Section 9.12 and Section 9.17 (including, in each case, the limitations set forth therein), if BidCo fails to consummate the Acquisition for any or no reason or otherwise breaches this Agreement or any Transaction Document (whether such breach is intentional, unintentional, willful or otherwise) or fails to perform hereunder or thereunder (whether such failure is intentional, unintentional, willful or otherwise), then the Company’s right to (A) validly terminate this Agreement pursuant to Section 8.1 and (B) seek one or all of (but never receive both) (i) monetary damages for BidCo’s fraud and (ii) if, as and when required pursuant to Section 8.2(b)(iv), receipt and payment of the BidCo Termination Fee shall be the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of the Company, its Affiliates and its and their respective Company Shareholders and Representatives and any other Person against the BidCo Related Parties for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto. Notwithstanding anything to the contrary, under no circumstances can the Company receive both (i) an award of monetary damages, on the one hand, and (ii) any of the BidCo Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 8.2(d), on the other hand.

(f)            Except as provided in Section 8.2(e), no BidCo Related Party will have any liability or obligation to the Company, its Affiliates or any of their respective Company Shareholders or Representatives (or any other Person), including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents referenced herein or therein or the transactions contemplated hereby or thereby or any breach of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of BidCo and the Debt Financing Sources (collectively with their respective Affiliates and their and their respective Affiliates’ former, current, or future general or limited partners, equity holders, directors, officers, managers, members, employees, Representatives or agents and their respective successors and assigns, the a “Debt Financing Source Related Parties”) shall have any liability or obligation to the Company, its Affiliates or any of their respective equity holders or Representatives (or any other Person) arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Debt Commitment Letter. Without limiting the foregoing, upon payment of the BidCo Termination Fee, if, as and when required pursuant to Section 8.2(b)(iv), no BidCo Related Party shall have any further liability or obligation to the Company, its Affiliates or any of their respective equity holders or Representatives (or any other Person), including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents referenced herein or therein or the transactions contemplated hereby or thereby or in respect of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(g)            Notwithstanding anything to the contrary in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise, subject to Section 9.12, the maximum aggregate liability of the BidCo Related Parties under the Transaction Documents or otherwise collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), or in connection with the failure of the transactions contemplated hereby or thereby (including the Financing) to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the BidCo Termination Fee and any other payment in connection with any Transaction Document or otherwise, shall not exceed under any circumstances an amount equal to the sum of (i) the BidCo Termination Fee, if any, due and owing to the Company pursuant to Section 8.2(b)(iv) plus (ii) the costs and expenses of the Company, if any, due and owing to the Company pursuant to Section 8.2(d) (the “Maximum Liability Amount”), and in no event shall the Company, its Affiliates or any of the foregoing’s respective Representatives seek, directly or indirectly, to recover against the BidCo Related Parties, or compel payment by the BidCo Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the BidCo Termination Fee.

Section 8.3          Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with obtaining any consents or making any filings shall be shared equally by BidCo and the Company. Expenses incurred in connection with the filing, printing and mailing of each of the Proxy Statement and the Circular shall be shared equally by BidCo and the Company.

Article IX

GENERAL PROVISIONS

Section 9.1          Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Date, except for (a) those covenants and agreements that by their terms contemplate performance after the Effective Date or otherwise expressly by their terms survive the Effective Date and (b) those contained in this Article IX, which, in each case, shall survive in accordance with its terms and conditions.

Section 9.2          Modification or Amendment. At any time prior to the Effective Date, subject to the provisions of applicable Laws, the Parties may modify, supplement or amend this Agreement by written agreement, authorized by or on behalf of their respective boards of directors and executed and delivered by duly authorized officers of the respective Parties; provided, however, that after receipt of the Company Requisite Vote, if any such modification, supplement or amendment shall by applicable Law or in accordance with the rules and regulations of Nasdaq requires further approval of the Company Shareholders, the effectiveness of such modification, supplement or amendment shall be subject to such approval of the Company Shareholders. Notwithstanding anything to the contrary in the foregoing, no modifications, supplements or amendments to Section 8.2, this Section 9.2, Section 9.3, Section 9.7, Section 9.8, Section 9.9, Section 9.12, Section 9.13, Section 9.14 and Section 9.17 (and any provision of this Agreement to the extent a modification, supplement or amendment of such provision would modify the substance of any of the foregoing provisions) shall be permitted in a manner adverse to any Debt Financing Source Related Party without the prior written consent of such Debt Financing Source Related Party.

Section 9.3          Waiver. At any time prior to the Effective Date, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties by any other Party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by any other Party with any of the agreements or conditions contained herein; provided, however, that after receipt of the Company Requisite Vote, if any such waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the Company Shareholders, the effectiveness of such waiver shall be subject to such approval of the Company Shareholders. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder. Notwithstanding anything to the contrary in the foregoing, no waiver to Section 8.2, Section 9.2, this Section 9.3, Section 9.7, Section 9.8, Section 9.9, Section 9.12, Section 9.13, Section 9.14 and Section 9.17 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) shall be permitted in a manner adverse to any Debt Financing Source Related Party without the prior written consent of such Debt Financing Source Related Party.

Section 9.4          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by nationally recognized overnight courier service (with proof of service) or by registered or certified mail (postage prepaid, return receipt requested) and shall be deemed given and effective (i) when so delivered in person, (ii) when transmitted via email (if no “system” error or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth below, (iii) on the Business Day following the day on which the same has been delivered to a nationally recognized overnight courier service or in the case of express mail (charges prepaid) or (iv) three (3) Business Days after being so mailed. Such notices and communications shall be delivered to the respective Parties at the following addresses or email addresses as follows:

(a)            if to BidCo:

Catalyst Holdings Limited

c/o Apollo Management IX, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention:     Robert Kalsow-Ramos, Partner

Email:             rkalsow-ramos@apollo.com

with an additional copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:     Taurie M. Zeitzer

       Brian Scrivani

Email:             tzeitzer@paulweiss.com

       bscrivani@paulweiss.com

(b)            if to the Company:

Cardtronics plc

2050 W. Sam Houston Parkway South

Suite 1300

Houston, TX 77042

Attention: General Counsel

Email:      akilleen@cardtronics.com

with an additional copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153
Attention:     Michael J. Aiello

       Jackie Cohen

E-mail:            michael.aiello@weil.com

       jackie.cohen@weil.com

and

Ashurst LLP

London Fruit & Wool Exchange

1 Duval Square, London, E1 6PW

Attention:     Karen Davies

       Nick Williamson

E-mail:           Karen.davies@ashurst.com

       Nick.williamson@ashurst.com

or at such other address or email address for a Party as shall be specified by like notice and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Each Party consents to service of any process, summons, notice or document that may be served in any proceeding in the Delaware Court of Chancery or the United States District Court for the District of Delaware, which service shall be in accordance with this Section 9.4.

Section 9.5           Certain Definitions. For purposes of this Agreement, the term:

(a)            “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, through one (1) or more intermediaries or otherwise; provided, that (other than in the case of the definition of “BidCo Related Party,” Article VIII and Section 9.17) in no event shall BidCo or any of its subsidiaries be considered an Affiliate of Apollo Global Management, Inc. or any portfolio company or investment fund affiliated with Apollo Global Management, Inc., nor shall any portfolio company or investment fund affiliated with or managed directly or indirectly by an Affiliate of Apollo Global Management, Inc. be considered an Affiliate of BidCo or any of its subsidiaries;

(b)            “Alternative Acquisition Agreement” means, other than an Acceptable Confidentiality Agreement, any acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, license agreement, letter of intent, memorandum of understanding, commitment, agreement in principle or any other similar agreement or document with respect to or relating to any Acquisition Proposal.

(c)            “Anti-Corruption Laws” means all applicable Laws and agreements with Governmental Entities and all other statutory or regulatory requirements relating to anti-corruption, anti-bribery and anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(d)            “Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002 and any other applicable Law related to money laundering of any jurisdictions in which the Company or any subsidiary of the Company conducts business, including any anti-racketeering Laws involving money laundering or bribery as a racketeering act;

(e)            “Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation or sick pay policy, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether formal or informal, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA;

(f)            “BidCo Related Party” means BidCo, the Debt Financing Source Related Parties and any other financing sources of BidCo, the Guarantors and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, other fiduciaries, employees, affiliates, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns;

(g)            “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York and the City of London, England;

(h)            “Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organization or association of any of them;

(i)             “Card Association Rules” means the rules, regulations, bylaws, standards, policies and procedures of the Card Associations related to the security of cardholder information, including the Payment Card Industry Data Security Standards (PCI-DSS);

(j)             “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act;

(k)            “Circular” means the circular to be issued by the Company to the Company Shareholders setting out, among other things, the terms and conditions of the Acquisition and the notice of the Court Meeting and the General Meeting, which also constitutes a proxy statement prepared in accordance with Section 14(a) of the Exchange Act;

(l)             “Company Credit Facilities” means, collectively, the Company Term Credit Facility and the Company Revolving Credit Facility;

(m)           “Company Requisite Vote ” means: (i) the approval by a majority in number representing not less than seventy-five (75%) in value of shareholders who are on the register of members of the Company (or the relevant class or classes thereof), present and voting (and who are entitled to vote), whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required (or any adjournment thereof); and (ii) the due passing by the requisite majority of the shareholders who are on the register of members of the Company of the resolutions required to implement the Scheme at the General Meeting (or any adjournment thereof);

(n)            “Company Revolving Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of November 19, 2018 (as amended by Amendment No. 1, dated as of September 19, 2019, Amendment No. 2, dated as of May 29, 2020, and Amendment No. 3, dated as of June 29, 2020), by and among the Company, the other obligors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent;

(o)            “Company Term Credit Facility” means the Term Loan Credit Agreement, dated as of June 29, 2020, by and among the Company, Cardtronics USA, Inc., a Delaware corporation, the other obligors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent;

(p)            “Company Termination Payment” means an amount equal to $32,600,000;

(q)            “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding the Company and its subsidiaries, or omit to state any material fact regarding the Company and its subsidiaries necessary in order to make such Required Information not misleading under the circumstances, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act and the Company’s independent accountants have confirmed they are prepared to issue a customary comfort letter to the Debt Financing Sources with respect to the offering of any debt securities in connection with the Debt Financing subject to their completion of customary procedures, including as to negative assurances and change period, in order to consummate an offering of debt securities on any day during the Marketing Period;

(r)             “Contract” means any loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, license, deed of trust, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether written or oral (each, including all amendments, modifications, supplements or restatements thereto);

(s)            “control” (including the terms “controlling,” “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(t)             “Court” means the High Court of Justice in England and Wales;

(u)            “Court Hearing” means the hearing by the Court of the petition to sanction the Scheme (and to grant the Court Order);

(v)            “Court Meeting” means the meeting of Company Shareholders (and any adjournment, postponement or reconvention thereof) to be convened by order of the Court pursuant to section 896 of CA 2006 in order for the Company Shareholders to consider and, if thought fit, approve the Scheme;

(w)           “Court Order” means the order of the Court sanctioning the Scheme under section 899 of CA 2006;

(x)            “ERISA Affiliate” means any entity that, together with the Company or any of its subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code;

(y)            “Excluded Information” means (i) pro forma financial statements, (ii) information regarding any post-Effective Date or pro forma cost savings, synergies, capitalization, ownership or other post-Effective Date pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, (iii) any description of all or any portion of the Financing, including any “description of notes,” (iv) risk factors relating to all or any component of the Financing or (v) any other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of any non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act;

(z)            “Excluded Shares” means (i) any Company Shares legally or beneficially held by BidCo or any of its subsidiary undertakings (or any nominee on its or their behalf); (ii) any Company Shares held in treasury or owned, directly or indirectly, by the Company or any of its subsidiaries; and (iii) any Company Shares acquired by BidCo or its designee(s) pursuant to the Contribution Agreement;

(aa)          “GAAP” means, with respect to any date of determination, U.S. generally accepted accounting principles as in effect on such date of determination, consistently applied;

(bb)         “General Meeting” means the general meeting of the Company Shareholders (including any adjournment, postponement or reconvention thereof) to be convened in connection with the Scheme in order for the Company Shareholders to consider and, if thought fit, approve certain matters in connection with the Scheme and the Acquisition, notice of which is to be set out in the Circular (including any adjournment, postponement or reconvention thereof);

(cc)          “Government Official” means (i) any official, officer, employee or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition;

(dd)         “Governmental Entity” means any governmental or regulatory authority, agency, commission, body, department, board, instrumentality, taxing or administrative functions of or pertaining to government, court, tribunal or arbitrator of competent jurisdiction or other legislative, executive or judicial governmental entity or any quasi-governmental authority, governmental or non-governmental self-regulatory organization, agency or authority, in each case whether federal, state, local, county, provincial, and whether domestic or foreign;

(ee)          “Indenture” means the Indenture, dated as of April 4, 2017, by and among Cardtronics, Inc., Cardtronics USA, Inc. and Wells Fargo Bank, National Association;

(ff)           “Information Privacy and Security Laws” means all applicable Laws and regulatory guidelines to which the Company or any of its subsidiaries are bound concerning the privacy, protection, collection, receipt, access, use, maintenance, processing, disposal, transfer and/or security of Personal Information, including the following, to the extent applicable: the Federal Trade Commission Act, the Card Association Rules, the California Consumer Privacy Act, state data security laws, state data breach notification laws, the General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications Directive 2002/58/EC (and their respective implementing Laws adopted in applicable European Union member states and the U.K.), applicable Laws relating to the transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies;

(gg)         “Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, including divisionals, continuations, continuations-in-part, reissues or reexaminations thereof, and inventions; (ii) copyrights, designs and works of authorship; (iii) Software; (iv) trademarks, service marks, domain names, corporate names, logos, and trade dress, and all goodwill associated with or symbolized by any of the foregoing; (v) trade secrets and confidential and proprietary know-how, processes, databases, business information and other confidential and proprietary information; and (vi) all other intellectual property rights of any kind or nature;

(hh)         “Intervening Event” means any fact, event, development, change, effect or occurrence with respect to the Company and its subsidiaries, taken as a whole, that (i) was not known or reasonably foreseeable (with respect to substance or timing) to the Board, or a committee thereof, as of or prior to the date hereof and (ii) first becomes known to the Board after the execution of this Agreement and at any time prior to the time the Company Requisite Vote is obtained; provided, however, that any event, change, development, circumstance, fact or occurrence (1) that is set forth in clauses (i) through (vii) of subsection (A) of the definition of “Material Adverse Effect”; (2) that involves or relates to an Acquisition Proposal or a Superior Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Acquisition Proposal” and “Superior Proposal”) or any inquiry or communications or matters relating thereto, (3) resulting from a breach of this Agreement by the Company, or (4) resulting from any event, change, development, circumstance or fact after the execution and delivery of this Agreement in the market price or trading volume of the Company Shares, individually or in the aggregate, shall not be deemed to constitute an Intervening Event.

(ii)            “IT Assets” means all computer systems, hardware, firmware, middleware, interfaces, systems, networks and information technology equipment owned by the Company or any of its subsidiaries;

(jj)            “knowledge” (i) with respect to the Company and its subsidiaries, means the actual knowledge of any of the individuals listed in Section 9.5(jj) of the Company Disclosure Letter and (ii) with respect to BidCo, means the actual knowledge of the individuals listed in Section 9.5(jj) of the BidCo Disclosure Letter;

(kk)          “Law” means any federal, national, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(ll)            “Leased Real Property” means all real property leased or subleased or otherwise used or occupied by the Company or any subsidiary of the Company, other than leases with customers of the Company or any of its subsidiaries related to ATM deployments;

(mm)        “Leases” means all leases, subleases, licenses, concessions and other Contracts, including all amendments, modifications, guaranties, extensions and renewals thereto, other than (i) Contracts with any customers of the Company or any of its subsidiaries and (ii) equipment leases;

(nn)         “Lien” means any lien, claim, mortgage, deed of trust, pledge, security interest, restriction, lease, license, easement, claim, charge or other encumbrance, acceleration of any material obligation or the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, deed of trust, indenture, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s subsidiaries, in each case, whether voluntarily occurred or arising by operation of Law;

(oo)         “Marketing Period” means the first (1st) period (i) commencing after the date of this Agreement throughout and at the end of which (A) BidCo has the Required Information and the Required Information is Compliant, (B) the conditions set forth in Article VII are satisfied (other than the condition set forth in Section 7.1(a)(iii) and any other condition capable of satisfaction only at the Court Hearing, but subject to the fulfillment or waiver of those conditions on the date of the Court Hearing) and (C) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 to fail to be satisfied (other than the condition set forth in Section 7.1(a)(iii) and any other condition capable of satisfaction only at the Court Hearing, but subject to the fulfillment or waiver of those conditions on the date of the Court Hearing), assuming that the date of the Court Hearing were to be scheduled at any time during such period and (ii) the last day of which shall be no later than the date that is twelve (12) Business Days after the Marketing Period commences pursuant to this definition; provided, that (x) January 18, 2021, February 15, 2021 and May 31, 2021 shall not constitute Business Days for purposes of the Marketing Period (provided, however, that such exclusions shall not restart such period) and (y) if the Marketing Period has not been completed on or prior to December 21, 2020, such Marketing Period shall not commence until January 4, 2021; provided, further, that (A) the Marketing Period shall end on any earlier date if the Debt Financing is closed on such earlier date and (B) the Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such period, (I) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any audited financial statements (or portion thereof) contained in or that include the Required Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent accountants of the Company or another independent public accounting firm of recognized national standing reasonably acceptable to BidCo, (II) the Company shall have publicly announced any intention to, or determines that it must, restate any financial statements or other financial information included in or that includes the Required Information or any such restatement is under active consideration and, in each case, such restatement renders or would render the Required Information to be not Compliant, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Information has been amended and updated or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, (III) any Required Information would not be Compliant at any time during the Marketing Period or otherwise ceases to meet the requirement of “Required Information” as defined, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant and meets the definition of “Required Information” (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant or meet the definition of “Required Information” during the Marketing Period, then the Marketing Period will be deemed not to have commenced) or (IV) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act as a result of which the Required Information ceases to be Compliant, in which case (1) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not commence or be deemed to commence unless and until, at the earliest, such reports have been filed and (2) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five (5) Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth (5th) Business Day after such report has been filed. If at any time the Company shall in good faith reasonably believe that it has provided the Required Information, the Company may deliver to BidCo a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such notice, unless BidCo in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered);

(pp)      “Material Adverse Effect” means any state of facts, event, development, change, effect or occurrence that, individually or in the aggregate with all such other states of facts, events, developments, changes, effects or occurrences, (A) has had, or would reasonably be expected to have, a material adverse effect on or with respect to the business, results of operation or condition (financial or otherwise), properties, assets or liabilities of the Company and its subsidiaries taken as a whole, provided, that with respect to this clause (A), no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the U.S. or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) the public announcement of the Acquisition; provided, that this clause (iii) shall not apply to any representation or warranty set forth in Article III that addresses the consequences of the announcement of this Agreement or the Acquisition), (iv) changes in any applicable Laws or GAAP or interpretation thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God, pandemic (including that resulting from the COVID-19, SARS-CoV-2 virus or any mutation or variation thereof), or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, or national or international political or social conditions, (vi) any decline in the market price or trading volume of the Company Shares (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect) or (vii) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); provided, however, that with respect to clause (i), (ii), (iv) or (v), such facts, circumstances, developments, events, changes, effects or occurrences shall be taken into account to the extent they disproportionately and adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its subsidiaries operate or (B) prevents, materially impairs or delays, or could reasonably be expected to prevent, impair or delay, the Company’s ability to perform its obligations under this Agreement and consummate the Acquisition and the other transactions contemplated hereby in accordance with the terms hereof;

(qq)       “Nasdaq” means The NASDAQ Stock Market LLC;

(rr)        “Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms;

(ss)        “Owned Real Property” means all real property owned by the Company or any subsidiary of the Company;

(tt)        “Permitted Liens” means (A) statutory liens securing payments not yet due and payable, (B) easements, encumbrances, rights-of-way, covenants, conditions, restrictions, encroachments, or other similar matters or restrictions, and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; provided, that in each case the same does not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established and provided, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith by appropriate proceeding and for which adequate reserves have been established and provided, (F) any right, title or interest of a lessor, sublessor or licensor under Leases, (G) zoning restrictions, entitlements, easements, right-of-way, building and other land use regulations or other restriction on the use of Real Property, (H) licenses, covenants or other rights of, to or under any Intellectual Property granted in the ordinary course of business, (I) Liens set forth in Section 9.5(tt) of the Company Disclosure Letter (provided, that any Liens securing the Company Credit Facilities shall be released on or prior to the Effective Date) and (J) such other imperfections in title, charges, easements, restrictions and encumbrances that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its subsidiaries;

(uu)         “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(vv)         “Personal Information” means: (i) any information, in any form, that identifies or, could reasonably be used to identify, an individual; (ii) payment card information; and (iii) any information that is governed, regulated or protected by one (1) or more Information Privacy and Security Laws;

(ww)        “Real Property” means collectively, the Owned Real Property and the Leased Real Property;

(xx)          “Related Party” means any present or former director, officer, Company Shareholder, partner, member, employee or Affiliate (other than subsidiaries of the Company) of the Company or any of its subsidiaries, and such Person’s Affiliates or immediate family members;

(yy)         “Representative” means, with respect to any Person, its directors, officers, employees, consultants, investment bankers, attorneys, accountants, agents and other advisors or representatives;

(zz)          “Required Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) such other pertinent and customary information regarding the Company and its subsidiaries (A) as may be reasonably requested by BidCo (or the Debt Financing Sources) to the extent that such information is required in connection with the financing contemplated by the Debt Commitment Letter and of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) as otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” and change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum, in each case of clause (i) and (ii), assuming that such offering or syndication of the credit facilities were consummated at the same time during the Company’s fiscal year as such offering or syndication will be made. Notwithstanding anything to the contrary in clause (i) and (ii) of this definition, nothing will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information;

(aaa)     “Rollover Seller” means Hudson Executive Capital LP;

(bbb)    “Sanctioned Person” means at any time any Person (i) listed on any Trade Law-related list of designated or blocked persons; (ii) that is a Governmental Entity of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive sanctions under any Trade Laws, from time to time (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region); or (iii) majority-owned or controlled by any of the foregoing;

(ccc)     “Scheme” means the scheme of arrangement to be proposed under section 899 of CA 2006 by the Company to implement the Acquisition, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by BidCo;

(ddd)    “Scheme Documentation” means the Circular and any other documentation prepared in connection with the Scheme;

(eee)     “Senior Notes” means the 5.50% Senior Notes due 2025 issued pursuant to the Indenture;

(fff)       “Software” means computer software programs, including all source code, object code, firmware and documentation related thereto;

(ggg)    “subsidiary” or “subsidiaries” means, with respect to any Person, (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than fifty percent (50%) of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one (1) or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one (1) or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(hhh)    “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 75%), that did not result from a breach of Section 6.1 and that the Board has determined in its good faith judgment after consultation with outside legal and financial advisors (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including the financing thereof) and the Person making the proposal, and (ii) if consummated in accordance with its terms, would result in a transaction more favorable from a financial point of view to the Company Shareholders than the transactions contemplated hereby, in each case after taking into account any changes to the terms of this Agreement proposed in writing by BidCo in response to such Superior Proposal pursuant to, and in accordance with, Section 6.2 and taking into account the time expected to be required to consummate such Acquisition Proposal, any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the Acquisition Proposal.

(iii)           “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the BidCo Guarantee, the Commitment Letters and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder;

(jjj)           “Voting Record Time” means, in relation to the Court Meeting or General Meeting, as the context requires, the date and time to be specified in the Circular by reference to which entitlement to vote at the Court Meeting or General Meeting, as the case may be, will be determined;

(kkk)        “Warrant Documentation” means (i) the letter agreement Re: Base Issuer Warrant Transaction, dated November 19, 2013, between Wells Fargo Securities, LLC and Cardtronics, Inc.; (ii) the letter agreement Re: Additional Issuer Warrant Transaction, dated November 21, 2013, between Wells Fargo Securities, LLC and Cardtronics, Inc.; (iii) the letter agreement Re: Partial Unwind Agreement with respect to the Convertible Bond Hedge Transaction Confirmations and the Issuer Warrant Confirmations, dated June 29, 2020, between Wells Fargo Securities, LLC and Cardtronics, Inc.; (iv) the letter agreement Re: Base Issuer Warrant Transaction, dated November 19, 2013, between Bank of America, N.A. and Cardtronics, Inc.; (v) the letter agreement Re: Additional Base Issuer Warrant Transaction, dated November 21, 2013, between Bank of America, N.A. and Cardtronics, Inc.; (vi) the letter agreement Re: Termination Agreement with respect to the Convertible Bond Hedge Transaction Confirmations and the Issuer Warrant Confirmations, dated June 29, 2020, between Bank of America, N.A., Cardtronics plc and Cardtronics, Inc.; (vii) the letter agreement Re: Base Issuer Warrant Transaction, dated November 19, 2013, between JPMorgan Chase Bank, National Association and Cardtronics, Inc.; (viii) the letter agreement Re: Additional Base Issuer Warrant Transaction, dated November 21, 2013, between JPMorgan Chase Bank, National Association and Cardtronics, Inc.; (ix) the letter agreement Re: Base Issuer Warrant Transaction, dated October 26, 2016, between JPMorgan Chase Bank, National Association and Cardtronics, Inc.; (x) the letter agreement Re: Additional Issuer Warrant Transaction, dated October 26, 2016, between JPMorgan Chase Bank, National Association and Cardtronics, Inc.; and (xi) the letter agreement Re: Partial Unwind Agreement with respect to the Call Option Transaction Confirmations and the Warrants Confirmations, dated June 29, 2020, between JPMorgan Chase Bank, National Association and Cardtronics, Inc.;

(lll)        “Warrants” means the warrant transactions evidenced by the Warrant Documentation; and

(mmm)  “Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

Section 9.6          Severability. Any term or other provision of this Agreement which is invalid, illegal, void or incapable of being enforced in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity, illegality, voidness or unenforceability, without rendering invalid, illegal, void or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.7           Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the BidCo Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede and cancel all contemporaneous and prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, that BidCo (or one (1) or more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Effective Date, to any of its respective Affiliates or any Debt Financing Source Related Parties pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing, and any such Debt Financing Source Related Party may exercise all of the rights and remedies of BidCo (or its Affiliate, as applicable) hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing documentation; provided, further, that BidCo shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations hereunder to one (1) or more affiliates of Apollo Management IX, L.P, but no such assignment shall relieve BidCo of any of its obligations hereunder.

Section 9.8           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Date, with respect to the provisions of Section 6.11, which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third party beneficiaries thereof, (b) at and after the Effective Date, the rights of the holders of Company Shares to receive the Consideration to which they became entitled to receive in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Date, the rights of the holders of Options, Company RSUs and Company PSUs to receive the payments contemplated by the applicable provisions of Section 2.2, in each case, on the Effective Date in accordance with the terms and conditions of this Agreement, (d) each BidCo Related Party shall be a third party beneficiary of Section 8.2, this Section 9.8, Section 9.17 and the definition of BidCo Related Party and (e) each Debt Financing Source Related Party under the Debt Financing shall be a third party beneficiary of Section 8.2, Section 9.2, Section 9.3, Section 9.7, this Section 9.8, Section 9.9, Section 9.12, Section 9.13, Section 9.14 and Section 9.17 (and any provision of this Agreement to the extent a modification, supplement, amendment or waiver of such provision would modify the substance of any of the foregoing provisions) (it being understood that the foregoing provisions may not be amended or waived in a manner adverse to the Debt Financing Source Related Parties without their prior written consent). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9          Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that Section 1.1, Section 6.3 (solely to the extent relating to the Circular), Section 6.11 and Section 7.1(a) shall each be governed and construed in accordance with the Laws of England and Wales; provided, however, that in any Action brought against any of the Debt Financing Source Related Parties, the foregoing shall be governed by, and construed in accordance with, the Laws of the State of New York.

Section 9.10         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11        Counterparts. This Agreement may be executed (including by facsimile transmission, “.pdf” or other electronic transmission) in one (1) or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered (including by facsimile transmission, “.pdf” or other electronic transmission) to the other Parties.

Section 9.12        Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to this Section 9.12, the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at Law or in equity, subject to the terms and provisions of this Agreement. Notwithstanding the foregoing or anything in any Transaction Document or otherwise to the contrary, and subject in all respects to this Section 9.12, in no event shall the Company or any Affiliate or Company Shareholder thereof (or any of the foregoing’s respective Representatives) be entitled to enforce or seek to enforce specifically BidCo’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or otherwise cause BidCo to take action to consummate the Acquisition, the Financings or the other transactions contemplated hereunder or any other Transaction Document or otherwise (including the obligation to pay all or any portion of the aggregate Consideration) unless and only if: (a) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than the condition set forth in Section 7.1(a)(iii) and any other condition capable of satisfaction only at the Court Hearing, but subject to the fulfillment or waiver of those conditions on the date of the Court Hearing), (b) the Debt Financing (or Alternative Financing in accordance with Section 6.13(b)) has been received by BidCo in full, or such full amount will be funded to BidCo on the Effective Date if the Equity Financing is funded in full on the Effective Date (provided, that BidCo shall not be required to draw down the Equity Financing or consummate the Acquisition if the Debt Financing is not in fact funded in full on the Effective Date), (c) the Company has irrevocably and unconditionally confirmed in writing to BidCo that (i) all of the conditions set forth in Section 7.3 have been satisfied (other than the condition set forth in Section 7.1(a)(iii) and any other condition capable of satisfaction only at the Court Hearing, but subject to the fulfillment or waiver of those conditions on the date of the Court Hearing) or that it will irrevocably and unconditionally waive any unsatisfied condition in Section 7.3, (ii) if specific performance is granted and the Equity Financing and Debt Financing (or Alternative Financing in accordance with Section 6.13(b)) are funded, then the Effective Date will occur substantially simultaneously with the drawdown of the Equity Financing and the Debt Financing (or Alternative Financing in accordance with Section 6.13(b)) (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (iii) the Company is prepared, willing and able to consummate the Acquisition and the other transactions contemplated hereunder and (d) BidCo fails to complete the Acquisition within three (3) Business Days after delivery of the Company’s irrevocable and unconditional written confirmation. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to the extent in compliance with this Section 9.12 on the basis that (x) either Party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an order or injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything else to the contrary in any Transaction Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to Section 8.2, this Section 9.12 and Section 9.17 (including, in each case, the limitations set forth therein) concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the BidCo Termination Fee, if, as and when required pursuant to Section 8.2(b)(iv), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or other equitable relief, on the one hand, and payment of any monetary damages whatsoever and/or the payment of all or any portion of the BidCo Termination Fee, on the other hand, or (2) both payment of any monetary damages, whatsoever, on the one hand, and payment of the BidCo Termination Fee, on the other hand.

Section 9.13         Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware or, in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of BidCo or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company and BidCo hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and, to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the U.S.; provided, that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Source Related Party under the Debt Financing in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing (including the Debt Commitment Letter) or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding.

Section 9.14        WAIVER OF JURY TRIAL. EACH OF BIDCO AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY DEBT FINANCING SOURCE RELATED PARTY UNDER THE DEBT FINANCING) OR THE ACTIONS OF BidCo OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Acquisition shall be paid by or on behalf of BidCo when due and payable.

Section 9.16        Interpretation. When reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders, and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “U.S.” are to the United States of America, and references to “U.K.” or “UK” are to the United Kingdom. References to “dollars” or “$” are to U.S. dollars. With respect to the determination of any period of time, “from” means “from and including.” Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. To the extent the Laws governing any provision of this Agreement are the Laws of England and Wales, references therein to “efforts” shall be construed to have the same meaning as “endeavors.” Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.” For purposes of this Agreement, the term “made available,” with respect to any document or item, shall mean that such document or item has been (i) filed by the Company with the SEC and publicly available on EDGAR at least two (2) Business Days prior to the execution of this Agreement or (ii) made available to BidCo and its Representatives in the electronic data room maintained by the Company under the name “Project Catalyst” at https://www.datasite.com on or before two (2) Business Days immediately prior to the date of this Agreement. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. The Company and BidCo each agree and acknowledge that the individuals specified in the definition of “knowledge,” as applicable, (x) have read this Agreement, including the representations, warranties, agreements and covenants contained herein, (y) have reviewed with counsel the representations, warranties and covenants contained herein and (z) for purposes of Section 8.2(a), shall be deemed to understand the meanings of the representations, warranties and covenants contained herein.

Section 9.17         Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates (and, in the case of the Company, its Related Parties), that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (A) this Agreement, any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance of this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement and in accordance with, and subject to, the terms and conditions hereof. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Related Parties, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any BidCo Related Party, and no other Person, including any BidCo Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law, in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the Company or BidCo, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2, Section 9.12 and this Section 9.17): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Guarantors under, solely if, as and when required pursuant to the terms and conditions of, the BidCo Guarantee, (iii) against the Guarantors for specific performance of the Guarantors’ obligation to fund their committed portions of the Equity Financing thereunder solely in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Commitment Letter or (iv) against BidCo solely in accordance with, and pursuant to the terms and conditions of, this Agreement and (2) BidCo and its Affiliates may assert against the financing sources pursuant to the terms and conditions of the Debt Commitment Letter, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D). Notwithstanding anything to the contrary herein or otherwise, no BidCo Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive or consequential damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and BidCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: CARDTRONICS PLC

By:	/s/ Mark Rossi
Name: Mark Rossi
Title: Chairman of the Board of Directors

BIDCO: CATALYST HOLDINGS LIMITED

By:	/s/ Robert Kalsow-Ramos
Name: Robert Kalsow-Ramos
Title: Director

Signature Page to Acquisition Agreement